Exhibit 2.1
STOCK PURCHASE AGREEMENT

BY AND AMONG

EPAM SYSTEMS, INC.

SELLERS
(as defined herein)

and

NEORIS N.V.

Dated as of August 28, 2024

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TABLE OF CONTENTS
Section 1.1    Definitions of Certain Terms    1
Section 1.2    Headings; Table of Contents    19
Section 1.3    Singular, Plural, Gender    19
Section 1.4    References    19
Section 1.5    Information    19
Section 1.6    Currency    19
Section 1.7    Interpretation    19
Section 1.8    Knowledge    20
Section 1.9    Illustrative Calculations    20
ARTICLE II SALE, PURCHASE AND TRANSFER OF THE PURCHASED INTEREST    20
Section 2.1    Purchase, Sale and Transfer of Shares    20
Section 2.2    Closing    20
Section 2.3    Sellers’ and Company’s Deliverables    21
Section 2.4    Buyer’s Deliverables    22
Section 2.5    Closing Steps    22
Section 2.6    Purchase Price    23
Section 2.7    Purchase Price Adjustment    24
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS    27
Section 3.1    Authorization; Capacity; Binding Effect    27
Section 3.2    Corporate Status    27
Section 3.3    Title to Purchased Interest    27
Section 3.4    Governmental and Third Party Approvals    28
Section 3.5    No Conflicts    28
Section 3.6    Brokers and Finders    28
Section 3.7    Litigation    28
Section 3.8    No Other Representations and Warranties    28
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY    29
Section 4.1    Authorization; Binding Effect    29
Section 4.2    Corporate Status    29
Section 4.3    Capitalization    29
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Section 4.4    Subsidiaries    30
Section 4.5    Governmental and Third Party Approvals    30
Section 4.6    No Conflicts    31
Section 4.7    Financial Statements    31
Section 4.8    Absence of Undisclosed Liabilities    32
Section 4.9    Absence of Changes    32
Section 4.10    Material Contracts    33
Section 4.11    Customers and Suppliers    35
Section 4.12    Assets    36
Section 4.13    Real Property    36
Section 4.14    Intellectual Property    36
Section 4.15    Litigation    39
Section 4.16    Compliance with Laws; Consents    40
Section 4.17    Anti-bribery; Sanctions    40
Section 4.18    Environmental Matters    41
Section 4.19    Employees; Labor Matters    41
Section 4.20    Employee Benefit Plans and Related Matters    43
Section 4.21    Tax Matters    45
Section 4.22    Insurance    48
Section 4.23    Affiliate Transactions    48
Section 4.24    Information Technology; Privacy and Data Security    48
Section 4.25    Brokers and Finders    49
Section 4.26    No Other Representations and Warranties    49
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER    50
Section 5.1    Authorization; Binding Effect    50
Section 5.2    Corporate Status    50
Section 5.3    Governmental Approvals and Third Party Approvals    50
Section 5.4    No Conflicts    50
Section 5.5    Litigation    51
Section 5.6    Brokers and Finders    51
Section 5.7    Sufficiency of Funds    51
Section 5.8    Solvency    51

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Section 5.9    Disclaimer Regarding Projections    51
Section 5.10    Purchase for Investment    52
Section 5.11    No Additional Representations; No Reliance    52
ARTICLE VI COVENANTS    53
Section 6.1    Conduct of Business    53
Section 6.2    Access and Information    57
Section 6.3    Public Announcements    58
Section 6.4    Rep and Warranty Insurance Policy    58
Section 6.5    Third Party Consents    59
Section 6.6    Efforts    59
Section 6.7    Directors and Officers    62
Section 6.8    No Solicitation    63
Section 6.9    Employees and Employee Benefit Plan    64
Section 6.10    280G    65
Section 6.11    Section 401(k) Plans    66
Section 6.12    Termination of Shareholders Agreement and Registration Rights Agreement    66
Section 6.13    Termination of Intercompany Contracts    67
Section 6.14    Termination of Lien    67
Section 6.15    Further Assurances    67
ARTICLE VII CONDITIONS PRECEDENT    67
Section 7.1    Conditions to Obligations of Each Party    67
Section 7.2    Conditions to Obligations of Buyer    68
Section 7.3    Conditions to Obligations of Sellers and the Company    68
Section 7.4    Frustrations of Closing Conditions    69
ARTICLE VIII TERMINATION    69
Section 8.1    Termination    69
Section 8.2    Effect of Termination    70
ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS    71
Section 9.1    No Survival    71
ARTICLE X TAX MATTERS    71

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Section 10.1    Transfer Taxes    71
Section 10.2    Tax Withholding    72
Section 10.3    Straddle Periods    72
Section 10.4    Tax Elections    72
ARTICLE XI MISCELLANEOUS    73
Section 11.1    Fees and Expenses    73
Section 11.2    Notices    73
Section 11.3    Entire Agreement    74
Section 11.4    Schedules    75
Section 11.5    Confidentiality    75
Section 11.6    Amendment; Waivers    76
Section 11.7    Sellers’ Representative    76
Section 11.8    Severability    76
Section 11.9    Counterparts    76
Section 11.10    Binding Effect    76
Section 11.11    Assignment    76
Section 11.12    No Third-Party Beneficiaries    77
Section 11.13    Construction; Cooperation    77
Section 11.14    Governing Law    77
Section 11.15    Consent to Jurisdiction    77
Section 11.16    Waiver of Jury Trial    78
Section 11.17    Specific Performance    78
Section 11.18    Waivers and Release    79
Section 11.19    Legal Representation    80
Section 11.20    No Recourse    82
Schedules

Schedule A – Purchased Interest and Seller Percentage
Schedule B – Company Subsidiaries
Schedule C – Officers and Representatives

Exhibits

Exhibit A – Purchase Price Adjustment Illustration

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Exhibit B – Resignation Letter
Exhibit C – Form of Notarial Deed of Transfer
Exhibit D – Form of Notary Instruction Letter
Exhibit E-1 – Form of Company’s Officer Certificate
Exhibit E-2 – Form of Seller’s Certificate
Exhibit E-3 – Form of Buyer’s Officer Certificate
Exhibit F – Cash
Exhibit G – Indebtedness
Exhibit H – Working Capital
Exhibit I – Transaction Expenses

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT is dated as of August 28, 2024, and is entered into by and among (i) EPAM Systems, Inc., a Delaware corporation (“Buyer”), (ii) MA Monredo (Netherlands) B.V., a private limited company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Monredo” and, solely in its capacity as the representative of the Sellers pursuant to Section 11.7, “Sellers’ Representative”), (iii) CXNetworks N.V., a public limited company (naamloze vennootschap) organized under the laws of the Netherlands (“CEMEX” and, together with Monredo, the “Sellers”), and (iv) Neoris N.V., a public limited company (naamloze vennootschap) organized under the laws of the Netherlands (the “Company”). Each of Buyer, Sellers, Sellers’ Representative and the Company is sometimes herein referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Sellers collectively own 99.692% of the ordinary shares of the Company;
WHEREAS, the Company, directly or indirectly, owns 100% of the issued and outstanding shares in the other Company Group Entities; and
WHEREAS, on the terms and subject to the conditions and for the consideration described in this Agreement, each Seller wishes to sell to Buyer, and Buyer wishes to purchase from such Seller, the number of ordinary shares of the Company set forth opposite such Seller’s name in Schedule A attached hereto at the Closing (collectively, the “Purchased Interest”).
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions of Certain Terms. The following terms, as used herein, have the following meanings:
“2024 Performance Long-Term Incentive Plan” means the MIP Equity Commitment Agreement entered into in 2024 by the Company and those certain leadership team members, with respect to those certain equity grants that may be modified into phantom equity grants at the discretion of the Sellers, in each case, as specifically identified in Section 4.3(b) of the Disclosure Schedule.
“Accounting Firm” has the meaning given in Section 2.7(c).
“Accounting Principles” means (a) the accounting methods, rules, methodologies, practices, procedures and policies used in the preparation of the Financial Statements (including the accounting methodologies, policies, procedures, assumptions and principles discussed in the footnotes thereto and, with respect to revenue recognition, based on a fifty-two (52)-week

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calendar based on historical accounting practices of the Company), and (b) to the extent not addressed in clause (a), IFRS as of the Closing Date.
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, any direct or indirect acquisition of any equity interests of any Company Group Entity (or securities convertible into or exchangeable for equity interests of any Company Group Entity) or any substantial portion of the assets of any of Company Group Entity (in each case, whether by merger, consolidation, purchase of assets, license or otherwise).
“Adjustment Escrow Agreement” means the escrow agreement to be entered into by and among Buyer, Sellers’ Representative, and the Escrow Agent prior to or at Closing.
“Adjustment Escrow Amount” means an aggregate amount equal to $6,286,455 to be held by the Escrow Agent solely to satisfy any amounts payable pursuant to Section 2.7.
“Adjustment Notice Date” has the meaning given in Section 2.7(a).
“Affiliate” of a Person means any Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person; provided, that, except for purposes of Section 11.18, Section 11.19 and Section 11.20, in no event shall any of the Company Group Entities or the Sellers be considered an Affiliate of Advent International, L.P. or any other portfolio company of any investment fund affiliated with Advent International, L.P., nor shall any other portfolio company of any investment fund affiliated with Advent International, L.P. be considered an Affiliate of any of the Company Group Entities or the Sellers.
“Affiliate Transaction” means, with respect to any present or former officer, director, employee or affiliate of any Company Group Entity (or any “immediate family member” (within the meaning of Item 404 of Regulation S-K under the Securities Act) thereof) or any Person holding five percent (5%) or more of the ordinary shares of the Company, that such Person (a) is a party to any Contract with or binding upon a Company Group Entity or any of its properties or assets or has any interest in any property owned by a Company Group Entity, (b) has any outstanding amounts payable to or receivable from or advances by a Company Group Entity or is otherwise a creditor or debtor to a Company Group Entity or (c) has engaged in any transaction with a Company Group Entity, in each case, except for employment or compensation agreements or arrangements with directors, officers and employees of the business made in the Ordinary Course. For the avoidance of doubt, the term “Affiliate Transaction” includes any Intercompany Contract.
“Agreement” means this Stock Purchase Agreement, including the Schedules and Exhibits hereto, as may be amended from time to time.
“AI Technologies” means any and all Generative AI Technologies and Other AI Technologies.

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“Anti-Corruption Laws” means any Laws in any relevant jurisdiction that relate to bribery, kickbacks, or corruption, if and to the extent applicable to the Company Group Entities, Sellers or Buyer or their respective businesses.
“Anti-Money Laundering Laws” means any Laws in any relevant jurisdiction that relate to anti-money laundering and/or countering terrorist financing, if and to the extent applicable to the Company Group Entities, Sellers or Buyer or their respective businesses.
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the Mexican Federal Law of Economic Competition (Ley Federal de Competencia Económica) and all other federal, state, foreign, and multinational, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Assets” has the meaning given in Section 4.12(a).
“Audited Financial Statements” has the meaning given in Section 4.7.
“Balance Sheet Date” means June 30, 2024.
“Base Purchase Price” means $630,000,000.
“Business” means the business of the Company Group Entities as conducted on the date hereof, including information technology consulting services rendered by the Company Group Entities.
“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in the State of New York, United States, Monterrey or Mexico City, Mexico or Amsterdam, the Netherlands are authorized or required to be closed for business.
“Business Intellectual Property” means, collectively, (a) the Company Intellectual Property and (b) all other Intellectual Property used in or necessary for the conduct of the Business.
“Buyer” has the meaning given in the preamble to this Agreement.
“Buyer 401(k) Plan” has the meaning given in Section 6.11.
“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the consummation of the transactions contemplated hereby or the performance by Buyer of its material obligations under this Agreement; provided, that the exclusions in clauses (a), (c), (d), or (e) of the definition of “Material Adverse Effect” shall apply mutatis mutandis, unless the Effect described in clauses (c), (d) or (e) of the definition of

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“Material Adverse Effect” disproportionately impacts Buyer and its subsidiaries, taken as a whole, relative to other similarly situated companies operating in the same industries.
“Buyer Released Parties” has the meaning given in Section 11.18(d).
“Buyer Releasing Parties” has the meaning given in Section 11.18(c).
“Buyer’s Officer Certificate” has the meaning given in Section 7.3(c).
“Cancellation Certificate” has the meaning given in Section 2.3(b)(iv).
“Cash” means, without duplication, all cash, cash equivalents, bank deposits, marketable securities, deposit accounts of, or held by, the Company Group Entities, each as determined with respect to the Company Group Entities on a consolidated basis in accordance with the Accounting Principles, as such cash and cash equivalents may be (a) reduced by (i) outstanding checks pending to be cashed and drafts or pending electronic debits or (ii) any restricted cash as determined in accordance with the Accounting Principles or (b) increased by checks deposited by a Company Group Entity but not yet cleared and inbound wires in transit. For the purposes hereof, an illustrative calculation of “Cash” is set forth in Exhibit F.
“CEMEX” has the meaning given in the preamble to this Agreement.
“CEMEX MSA” means the Master Services Agreement executed by and between CEMEX Innovation Holding Ltd., CEMEX, S.A.B. de C.V. and the Company on October 25, 2022, as amended, restated, amended and restated from time to time.
“Closing” has the meaning given in Section 2.2.
“Closing Date” has the meaning given in Section 2.2.
“Closing Statement” has the meaning given in Section 2.7(a).
“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Code Section 4980B and any similar state Law.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning given in the preamble to this Agreement.
“Company Budget” has the meaning given in Section 6.1(a).
“Company Group Entities” means the Company and the Company Subsidiaries.
“Company Group Entities Benefit Plans” means any written agreement, plan, program, fund, policy, Contract or arrangement providing compensation, benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, stock ownership, stock appreciation right, phantom or stock equivalent, bonus, incentive, deferred compensation, hospitalization,

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medical, dental, vision, retirement, vacation, insurance, sick pay, disability, death benefit, severance, worker’s compensation, supplementary unemployment benefits, perquisites, or similar benefits, or any salary reduction agreement, change-of-control agreement, retention agreement, contractor or consulting agreement or employment agreement, in each case, that is maintained by, contributed to or required to be contributed to by any of the Company Group Entities for the benefit of any current or former employee, officer, director or independent contractor (who is an individual) of the Company Group Entities and the beneficiaries and dependents thereof.
“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company Group Entities.
“Company IT Systems” means all IT Systems owned by, leased by, licensed to, or used by (including through cloud-based or other third-party service providers) any of the Company Group Entities.
“Company Management Incentive Scheme” means the Legacy Performance Long-Term Incentive Plan and the 2024 Performance Long-Term Incentive Plan.
“Company Subsidiaries” means each of the subsidiaries listed on Schedule B attached hereto.
“Company’s Officer Certificate” has the meaning given in Section 7.2(c).
“Company Registered IP” has the meaning given in Section 4.14(a).
“Conditions Satisfaction Date” has the meaning given in Section 2.2.
“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of May 12, 2024, by and between Advent International, L.P. (“Advent”) and Buyer, as amended by that certain Joinder Agreement, dated as of June 17, 2024, by and among the Company, Advent and Buyer.
“Consent” means any consent, approval, authorization, novation, waiver, permit, grant, concession, agreement, license, exemption or order of, registration, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.
“Continuing Employees” has the meaning given in Section 6.9(a).
“Contract” means any contract, agreement, arrangement, warranty, purchase order, note, mortgage, bond, indenture, loan, license, lease, sublease, commitment or other binding instrument or understanding or any other binding legal commitment to which, in each case, a Person is a party or to which any of the properties or assets of such Person or its subsidiaries are subject.
“Contracting Party” has the meaning given in Section 11.20.

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“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise.
“D&O Expenses” has the meaning given in Section 6.7(a).
“D&O Indemnifiable Claim” has the meaning given in Section 6.7(a).
“D&O Indemnified Person” has the meaning given in Section 6.7(a).
“D&O Indemnifying Party” has the meaning given in Section 6.7(a).
“D&O Insurance” has the meaning given in Section 6.7(b).
“D&O Losses” has the meaning given in Section 6.7(a).
“Data Room” means the “Project Tango” virtual data room managed by the Company with Datasite as the same existed at 11:59 p.m. (New York time) on the date that is one (1) Business Day prior to the date hereof.
“Disclosure Schedule” has the meaning given in Article III.
“Effect” has the meaning given in the definition of the term “Material Adverse Effect.”
“Emergency Condition” means any set of circumstances requiring action on short notice for the prevention of imminent danger to any Person or material damage to any asset or property of a Company Group Entity.
“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).
“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment (including all those relating to the generation, handling, release, threatened release, control, transportation, storage, treatment, clean up or disposal of any hazardous substance) that are promulgated and in effect prior to the Closing Date.
“Environmental License” means any license, permit or other authorization required by Environmental Laws to operate the Business as currently conducted.
“EBITDA” means with respect to the Company Group Entities on a consolidated basis (i) the net income, plus or minus, as applicable (A) interest expense, foreign exchange losses, plus or minus, as applicable (B) income tax expense plus or minus, as applicable (C) depreciation

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and amortization and (ii) excluding the impact of any extraordinary, exceptional, unusual or nonrecurring items (provided that if any such items are prohibited by Section 6.1(a), solely to the extent expressly consented to or approved in advance by Buyer in accordance with Section 6.1(a)), such as extraordinary severance costs from any nonrecurring restructuring.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Company Group Entity has ever been deemed to be a “single employer” within the meaning of Section 414 of the Code.
“Escrow Agent” means Citibank, N.A..
“Estimated Cash” has the meaning given in Section 2.6(c).
“Estimated Closing Consideration” means an aggregate amount equal to (a) the Estimated Purchase Price minus (b) the Adjustment Escrow Amount.
“Estimated Closing Statement” has the meaning given in Section 2.6(c).
“Estimated Indebtedness” has the meaning given in Section 2.6(c).
“Estimated Purchase Price” has the meaning given in Section 2.6(a).
“Estimated Transaction Expenses” has the meaning given in Section 2.6(c).
“Estimated Working Capital” has the meaning given in Section 2.6(c).
“Excess Amount” has the meaning given in Section 2.7(e).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing D&O Policy” has the meaning given in Section 6.7(b).
“Extended Longstop Date” has the meaning given in Section 8.1(b).
“Final Cash” has the meaning given in Section 2.7(a).
“Final Closing Consideration” means the aggregate amount equal to (a) the Estimated Closing Consideration plus (b) any Excess Amount or Adjustment Escrow Amount that is ultimately payable to Sellers pursuant to Section 2.7.
“Final Determination Date” has the meaning given in Section 2.7(d).
“Final Indebtedness” has the meaning given in Section 2.7(a).
“Final Purchase Price” has the meaning given in Section 2.6(b).

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“Final Transaction Expenses” has the meaning given in Section 2.7(a).
“Final Working Capital” has the meaning given in Section 2.7(a).
“Financial Controls” has the meaning given in Section 4.7.
“Financial Statements” has the meaning given in Section 4.7.
“Forefront Phantom Equity Payments” has the meaning ascribed to the term “Phantom Equity Payments” in that certain Membership Interest Purchase Agreement, entered into by Neoris USA, Inc., as buyer, the Company, as parent, ForeFront, LLC, as company, ForeFront Holdings, Inc., as seller, and Michel Berger and Anne Marie Berger, as beneficial owners, dated as of December 18, 2023, as amended by the ForeFront MIPA Amendment.
“Forefront Rollover Payment” the amounts payable at Closing by the Company to ForeFront Holdings, Inc. pursuant to the First Amendment to the Membership Interest Purchase Agreement, entered into by Neoris USA, Inc., as buyer, the Company, as parent, ForeFront, LLC, as company, ForeFront Holdings, Inc., as seller and Michel Berger and Anne Marie Berger, as beneficial owners, on the date hereof (the “ForeFront MIPA Amendment”).
“Fraud” means actual and deliberate fraud by a Party where each of the following elements have been satisfied: (a) the representations and warranties contained in Article III (in the case of each Seller), Article IV (in the case of each Company Group Entity) or Article V (in the case of Buyer), as applicable, contain a false statement of a material fact; (b) actual (and not deemed, imputed or constructive) knowledge of such Party of the falsity of such statement and a knowing and intentional misrepresentation of such statement made with the purpose of inducing another Party to act in reliance thereon; and (c) the Party to whom such false statement of material fact is made (i) justifiably relies on such false statement of material fact and (ii) suffers actual damages as a result of such reliance. For the avoidance of doubt, “Fraud” expressly excludes constructive fraud, equitable fraud and promissory fraud, and “Fraud” does not include any fraud based on constructive knowledge, negligent misrepresentation, recklessness, or any similar theory.
“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Authorization; Capacity; Binding Effect), Section 3.3 (Title to Purchased Interest), Section 3.6 (Brokers and Finders), Section 4.1 (Authorization; Binding Effect), Section 4.2 (Corporate Status), Section 4.3 (Capitalization) and Section 4.25 (Brokers and Finders).
“Generative AI Technologies” means any software tools with generative capabilities, that can learn from inputs and prompts, and that create novel text, source code, images, audio, video, data, and other output, and hardware or equipment designed to enable the foregoing capabilities.
“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative

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functions or pertaining to or of government, including any government authority, agency, department, board, commission or instrumentality of Mexico, the United States, the Netherlands or any foreign nation or jurisdiction, any political subdivision of any thereof and any court, tribunal or arbitration panel or any self-regulatory organization.
“Hazardous Materials” means any substance, material or waste that is regulated as hazardous or toxic under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IFRS” means the International Financial Reporting Standards, issued by the International Accounting Standards Boards (IASB), and as adopted by the Company.
“Income Tax” means any Tax that is, in whole or in part, measured by reference to, based on, imposed on or computed with respect to income, gross receipts, profits or earnings (including any franchise Taxes and Tax on doing business imposed in lieu thereof, and any withholding taxes in respect of Income Tax on payments to or from any Company Group Entity), in each case, whether or not denominated as an “income tax.”
“Indebtedness” means, without duplication and as determined with respect to the Company Group Entities on a consolidated basis in accordance with the Accounting Principles all (i) obligations of such Person for borrowed money (excluding lease liabilities in accordance with the Accounting Principles, but including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith); (ii) obligations evidenced by bonds, debentures, notes, letters of credit (to the extent drawn upon by the counterparty thereto) or other similar instruments or debt securities; (iii) obligations arising out of interest rate and currency swap arrangements and any other derivative contracts designed to provide protection against fluctuations in interest or currency rates at the termination value thereof; (iv) obligations to pay the unpaid purchase price of property or services, other than trade payables and accruals incurred in the Ordinary Course of Business; (v) deferred purchase price obligations related to past acquisitions or other strategic transactions (provided that with respect to the deferred purchase price obligations under the ForeFront MIPA Amendment, such obligations shall be calculated assuming that the metrics required thereunder to trigger the payment of 100% of the amount of such obligation have been achieved); (vi) indebtedness in the nature of guarantees of the obligations described in the immediately preceding clause (i) through (v); (vii) obligations to pay the amounts owed with respect to the Forefront Phantom Equity Payments, including the employer portion of the applicable payroll Taxes thereon; (viii) defined benefit pension plan obligations, including the employer portion of the applicable payroll Taxes thereon (other than any obligations under the Company’s Seniority Premium and Pension Plan in Mexico or the Participación de los Trabajadores en las Utilidades de la Empresa (PTU) in Mexico); (ix) other unfunded obligations under any other Company Group Entities Benefit Plans which (A) are accounted for like a defined benefit pension plan in the Financial Statements or (B) provide life insurance, health or other welfare benefits to current or former employees of the Company Group Entities after his or her retirement or other termination of employment or

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service (other than health continuation coverage pursuant to COBRA or other applicable Law), including, in the case of clauses (A) and (B) hereof, the employer portion of the applicable payroll Taxes thereon (both (A) and (B) to the extent not included in Working Capital and other than any obligations under the Company’s Seniority Premium and Pension Plan in Mexico or the Participación de los Trabajadores en las Utilidades de la Empresa (PTU) in Mexico); (x) Unpaid Pre-Closing Income Taxes; or (xi) any and all Transfer Taxes economically borne by Sellers pursuant to Section 10.1. Notwithstanding the foregoing, Indebtedness does not include (1) any amount considered in the calculation of Cash, (2) any liabilities included in Working Capital or Transaction Expenses, (3) any obligations under the Company’s Seniority Premium and Pension Plan in Mexico or the Participación de los Trabajadores en las Utilidades de la Empresa (PTU) in Mexico or any leases recorded, (4) the Forefront Rollover Payment or (5) any Indebtedness owed by one Company Group Entities to other Company Group Entities. For the purposes hereof, an illustrative calculation of “Indebtedness” is set forth in Exhibit G.
“Indemnification Agreement” has the meaning given in Section 6.7(a).
“Intellectual Property” means all intellectual property and proprietary rights, including (a) patents and pending patent applications, including provisionals, continuations, divisionals, continuations-in-part, reissues, or reexaminations thereof, (b) trademarks, service marks, trade names, service names, trade dress, logos, Internet domain names and other source indicators, together with the goodwill and common-law rights associated with any of the foregoing, and all applications, registrations and renewals thereof, (c) copyrights and works of authorship and registrations therefor, and renewals and extensions, (d) proprietary rights in computer programs, operating systems, applications, algorithms, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof and (e) know-how, inventions (whether or not patentable), discoveries, improvements, technology, databases, data compilations and collections, tools, methods, processes, techniques, trade secrets, and other confidential and proprietary information and all rights therein.
“Intercompany Contracts” means any Contract between or among (a) Sellers or any of their Affiliates (other than any Company Group Entities), on the one hand, and (b) any of the Company Group Entities, on the other hand.
“IRS” means the U.S. Internal Revenue Service.
“IT Systems” means information technology and computer systems, including software, hardware, networks, interfaces, and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format.
“Knowledge of Buyer” or any similar knowledge qualification means the actual knowledge as of the date hereof of Jason Peterson and Sameer Desawale, in each case, after reasonable inquiry of their respective direct report employees of Buyer who would reasonably be expected to have knowledge of the matter in question.

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“Knowledge of the Company Group Entities” or any similar knowledge qualification, means the actual knowledge as of the date hereof of Martin Mendez, Diego Jaramillo, Alejandro Garza, Juliana Fernandez, Federico Welsh, Nir Kaldero, Timothy Marx, Juan Duarte, Jose Luis Longinotti, Fernando Fronza, Enrique Perezyera, Luis Alvarez, Ruben Perez Lopez, and Marcelo Gomes Da Costa, in each case, after reasonable inquiry of their respective direct report employees of any Company Group Entity who would reasonably be expected to have knowledge of the matter in question.
“Law” means any federal, state, local, foreign, international or supranational law (including common law), statute, treaty, ordinance, rule, regulation, Order, code, governmental restriction or other legally binding requirement of any Governmental Authority.
“Lease Agreement” means any lease agreement of a Company Group Entity that pertains to a parcel of Leased Real Property.
“Leased Real Property” has the meaning given in Section 4.13(b).
“Legacy Performance Long-Term Incentive Plan” means the Performance Long-Term Incentive Plan entered into by the Company and each of those certain leadership team members, with respect to those certain phantom equity grants, in each case, as specifically identified in Section 4.3(b) of the Disclosure Schedule.
“Licenses” has the meaning given in Section 4.16(b).
“Lien” means any mortgage, pledge, charge, security interest, encumbrance, adverse claim or interest, option, lien, preemptive or similar right, or any restriction on sale or disposition (including any right of first refusal or first offer).
“Litigation” means any action, petition, complaint, claim, suit, proceeding or arbitration of any nature, by or before an arbitrator, an arbitral tribunal, a court of competent jurisdiction or any Governmental Authority.
“Longstop Date” has the meaning given in Section 8.1(b).
“Material Adverse Effect” means any change, effect, event, fact, variation, circumstance or development (each, an “Effect”) that, individually or in the aggregate, has had, has or would be reasonably expected to have (i) a material adverse effect on the business, assets, liabilities, financial condition or results of operation of the Company Group Entities, taken as a whole; or (ii) any material impairment of or material delay in the ability of any Seller or Company Group Entity to perform its respective obligations hereunder; provided, however, that Material Adverse Effect for purposes of the preceding clause (i) shall not include any Effect arising out of or related to (a) the announcement, performance or existence of this Agreement, the identity of the Parties or any of their respective Affiliates, Representatives or financing sources, the taking or not taking of any action to the extent required by this Agreement or the pendency or consummation of the transactions contemplated hereby, including resulting losses of employees, customers, suppliers or others having relationships with the Company Group Entities; (b) any

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disruption in the operations of the Company Group Entities arising from earthquakes, hurricanes, floods, pandemics or disease outbreaks or other natural disasters or other force majeure events beyond the Company Group Entities’ or Sellers’ control, including, in each case, the response of governmental and non-governmental entities; (c) changes in legal or regulatory conditions, including changes or proposed changes in Law, IFRS or other accounting standards, principles or interpretations thereof applicable to the Company Group Entities; (d) changes generally applicable to financial, economic, political or similar conditions (including acts of war, armed hostilities or terrorism (or any escalation thereof), cyberattacks or military conflicts (whether or not declared), weather conditions or any other force majeure, results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto, or any potential or actual government shutdown, and including any changes in such conditions) in the United States or any other country or region; (e) changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (f) changes or conditions generally applicable in the industries in which the Company Group Entities operate (including industry consolidation); (g)  any failure by the Company Group Entities to meet internal budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations, in and of itself; (h) any action or inaction by the Company Group Entities taken or omitted to be taken at Buyer’s express written request; (i) compliance by Sellers or the Company Group Entities with the terms of, or the taking of any action required by, this Agreement or the Transaction Documents; and (j) any actions taken by Buyer, its Affiliates or any of their respective Representatives or financing sources after the date hereof (unless the Effect described in clauses (b) to (f) above disproportionately impacts the Company Group Entities, taken as a whole, relatively to other similarly situated companies operating in the same industries).
“Material Contract” has the meaning given in Section 4.10(b).
“Material Customers” has the meaning given in Section 4.11(a).
“Material Suppliers” has the meaning given in Section 4.11(b).
“Mexico” means the United Mexican States.
“Monredo” has the meaning given in the preamble to this Agreement.
“Nonparty Affiliates” has the meaning given in Section 11.20.
“Notarial Deed of Transfer” means a notarial deed of transfer of shares to be executed before the Notary by the relevant parties thereto by means of any appropriate power of attorney in substantially the form attached hereto as Exhibit C.
“Notary” means a civil law notary (notaris) of Freshfields Bruckhaus Deringer LLP, officiating in Amsterdam, the Netherlands, or his or her respective substitute.
“Notice” has the meaning given in Section 11.2(a).

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“Notice of Disagreement” has the meaning given in Section 2.7(b).
“Open Source Software” means any software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).
“Order” means any judgment, order, administrative order, writ, directive, stipulation, injunction (whether permanent, preliminary or temporary), award, decree or similar legal restraint of, or binding settlement having the same effect with, any Governmental Authority.
“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business in accordance with the Company Group Entities’ normal customs, practices and procedures, consistent with past practice.
“Other AI Technologies” means, other than Generative AI Technologies, any and all other deep learning, machine learning, and other artificial intelligence technologies, including proprietary algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, or k-means clustering), reinforcement learning, computer vision, and hardware or equipment designed to enable robotics, computer vision or machine learning, other than general purpose laptops or workstations.
“Party” or “Parties” has the meaning given in the preamble to this Agreement.
“Permitted Lien” means (a) statutory Liens arising out of operation of Law with respect to a liability or obligation incurred in the Ordinary Course of Business consistent with prior practice securing payments not yet due and payable as of the Closing and that are not delinquent or are being actively contested in good faith; (b) easements, rights of way, zoning ordinances and other similar encumbrances and matters of record affecting real property that do not materially detract from the use of the Leased Real Property to which they relate; (c) rights of landlords or lessors under leases, or rights of third-party tenants, users or occupants of real property, executed in the Ordinary Course of Business, that do not materially detract from the use of the Leased Real Property to which they relates; (d) severances of mineral or water rights (and leases or other rights to utilize severed mineral or water rights); (e) Liens arising under purchase price contracts and equipment leases with third parties entered into in the Ordinary Course of Business; (f) Liens and other imperfections of title that do not materially interfere with or impair the present use of the property subject thereto; (g) Liens for Taxes not yet due and payable or, if delinquent, that are being contested in good faith and for which appropriate reserves have been established under the Accounting Principles; (h) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other similar Liens and security obligations arising or incurred in the Ordinary Course of Business for amounts not overdue; (i) Liens under applicable securities Laws; (j) Liens affecting the Leased Real Property that are matters of real property record; and (l) Liens created in accordance with Section 6.1.

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“Person” means any natural person, firm, limited liability company, general or limited partnership, fund, unincorporated organization, association, corporation, company, joint venture, trust, Governmental Authority or other entity.
“Personal Data” means any data or information that identifies, or is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person, device or household or any other data or information that constitutes “personal data”, “personal information,” “protected health information,” or “personally identifiable information” under any applicable Law, including an individual’s combined first and last name, home address, telephone number, email address, social security number or other Governmental Authority-issued identifier, precise geolocation information of an individual or device, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, or web or mobile browsing or usage information that is linked to the foregoing.
“Post-Closing Representation” has the meaning given in Section 11.19.
“Pre-Closing Representation” has the meaning given in Section 11.19.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.
“Prior Company Group Entities Counsel” has the meaning given in Section 11.19.
“Prior Month” means the calendar month immediately preceding the calendar month of the Closing Date.
“Prior Month-End Date” means the final day of the Prior Month.
“Privacy Obligation” means any applicable Law, contractual obligation, binding self-regulatory or industry standard, Privacy Policy or any Consent obtained by any of the Company Group Entities that is related to privacy, security, protection, transmission (or outbound calling and text messaging, telemarketing or email marketing), data or web scraping, call or electronic monitoring or recording, transfer (including cross-border transfer), or other Processing of data, including Personal Data, including, but not limited to, the European Union General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), and applicable national supplemental or implementing laws, the UK Data Protection Act 2018 (the “DPA 2018”), the European Union ePrivacy Directive (Directive 2002/58/EC) and applicable Member State implementing laws, the California Consumer Privacy Act (the “CCPA”), the Federal Trade Commission Act and relevant state law equivalents, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Computer Fraud and Abuse Act and relevant state law equivalents, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and any regulations promulgated thereunder, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair

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and Accurate Credit Transaction Act, state data security laws, state data breach notification laws, Brazil’s Lei Geral de Proteção de Dados (“LGPD”), Canada’s Personal Information Protection and Electronic Documents Act (“PIPEDA”), Mexico’s Federal Law for the Protection of Personal Data Held by Private Parties (Ley Federal de Protección de Datos Personales en Posesión de los Particulares), its regulations, and mandatory guidelines (“LFPDP”), Argentinean Data Protection Law No. 25,326 and any and all amendments or modifications made from time to time to the foregoing items.
“Privacy Policy” means all internal or external policies and notices relating to the Processing of Personal Data, including on websites and mobile applications.
“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, including Personal Data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.
“Proprietary Software” means material proprietary software of the Company Group Entities that is used in the Business.
“Protected Materials” means (a) all emails and other communications from or among a Company Group Entity or its Affiliate or any of their respective directors, managers, officers, employees or agents concerning, related to or in respect of the transactions contemplated hereby, the Transaction Documents, the assets, liabilities, operations, prospects and condition of the Company Group Entities and the Business as related to the foregoing and any other matter relating to any of the foregoing (whether or not such email or other communication is entitled to any attorney-client or other privilege) and (ii) all documents created by or on behalf of any of a Company Group Entity or its Affiliate or any of their respective directors, managers, officers, employees or agents in connection with, in preparation for, related to or arising out of the transactions contemplated hereby, any prior sale or auction process, the Transaction Documents and the subject matter hereof and thereof, and excluding, for the sake of clarity, this Agreement, but, in each case, not any prior drafts thereof.
“Purchased Interest” has the meaning given in the recitals of this Agreement.
“Reference Time” has the meaning given in Section 2.2.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of October 25, 2022, by and between the Company and Sellers.
“Regulatory Remedy” has the meaning given in Section 6.6(d).
“Remaining Escrow Amount” has the meaning given in Section 2.7(d).

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“Rep and Warranty Insurance Policy” has the meaning given in Section 6.4(a).
“Representatives” means, with respect to any Person, such Person’s accountants, counsel, financial advisors, representatives, consultants, directors, officers, employees, stockholders, partners, members and agents.
“Resolution Period” has the meaning given in Section 2.7(c).
“Sanctions” means those applicable U.S. and foreign trade, economic and financial sanctions Laws, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by the United States and other similar Governmental Authorities with regulatory authority over the Company Group Entities.
“Section 280G Payments” has the meaning given in Section 6.10.
“Section 401(k) Plans” has the meaning given in Section 6.11.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Percentage” means the percentage ascribed to each Seller as set forth opposite such Seller’s name in Schedule A.
“Seller Released Parties” has the meaning given in Section 11.18(c).
“Seller Releasing Parties” has the meaning given in Section 11.18(d).
“Seller’s Certificate” has the meaning given in Section 7.2(c).
“Sellers” has the meaning given in the preamble to this Agreement.
“Sellers Pre-Closing Communications” has the meaning given in Section 11.19.
“Sellers’ Representative” has the meaning given in the preamble to this Agreement.
“Sensitive Data” means any (a) Personal Data or (b) trade secret or confidential or proprietary business information of any of the Company Group Entities.
“Shareholders Agreement” means that certain Shareholders Agreement, dated as of October 25, 2022, by and between Sellers.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Shortfall Amount” has the meaning given in Section 2.7(d).
“Subcontracting Labor Reform” means the modifications, additions and suppressions to applicable Laws in Mexico relating to employment, labor, and social security and several applicable Laws relating to Tax matters, dated as of April 23, 2021.

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“Target Working Capital” means $16,000,000.
“Tax” means (a) any taxes and fees, charges, levies, or assessments in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, goods and services, value added, turnover, sales, use, occupation, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, lottery and raffle, customs, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, excess profits, occupational, premium, windfall profit, severance or estimated, including any interest, penalty, or other additions thereto, and (b) any liability of the Company Group Entities for the payment of any amount of any type described in clause (a) as a result of (i) any Company Group Entity being a transferee, successor or a member of an affiliated, consolidated, unitary or combined group prior to the Closing, (ii) an express obligation to indemnify any other Person or (iii) otherwise arising by way of a primary liability or by way of a secondary liability and any contractual obligation to pay any of the foregoing items.
“Tax Audit” has the meaning given in Section 4.21(b).
“Tax Return” means any return, report, declaration, form, information return or other document filed or required to be filed with any Taxing Authority, including claims for refunds of Taxes and any amendments, supplements, schedules or any related or supporting information thereto.
“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
“Third-Party AI Product” means any product or service of any third party that employs or makes use of AI Technologies.
“Third-Party AI Terms” has the meaning given in Section 4.14(h)(ii).
“Third-Party Generative AI Product” means any product or service of any third party that employs or makes use of Generative AI Technologies.
“Trade Control Laws” means Laws regulating the export, reexport, transfer, release, disclosure or provision of commodities, software, technology, defense articles, or defense services, including Laws requiring export permits for dual-use goods, software, and technologies that could be diverted for the manufacturing and proliferation of conventional weapons or imposing trade control restrictions on countries, individuals, or entities and import control and customs Laws.
“Training Data” means any data used to develop, train, validate, test or otherwise improve an algorithm or model used in an AI Technology.

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“Transaction Documents” means, collectively, (a) this Agreement, (b) the Confidentiality Agreement, (c) the Adjustment Escrow Agreement and (d) any other document that is delivered or required to be delivered pursuant to this Agreement.
“Transaction Expenses” means, to the extent incurred or to be incurred, paid or reimbursed by the Company Group Entities prior to, on or as a result of Closing, solely to the extent not paid or reimbursed on or prior to the Reference Time, without duplication, (i) all fees and expenses incurred by the Company Group Entities in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, including out-of-pocket fees, expenses and costs payable or reimbursable by the Company Group Entities to financial advisors, consultants, accountants, legal advisors or other advisors or Representatives in connection herewith or therewith; (ii) all fees payable by any Company Group Entity to any Seller or any Affiliate thereof in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or otherwise; (iii) (A) any termination or severance payments or benefits for any employees of the Company Group Entities that are not Continuing Employees, which are triggered due to an action of any Company Group Entity (not at the direction of the Buyer) on or prior to Closing, and (B) any bonuses or other forms of compensation paid or payable to employees of the Company Group Entities (1) solely as a result of the Closing pursuant to any change in control, retention, transaction or similar bonuses or other payment or obligation to the extent it actually becomes payable or (2) upon the Closing pursuant to the Company Management Incentive Scheme, including, in the case of clauses (A) and (B) hereof, the employer portion of the applicable payroll Taxes thereon; (iv) the premium for the D&O Insurance, and (v) the Forefront Rollover Payment, provided, however, that Transaction Expenses shall not include (a) any amount considered in the calculation of Cash, (b) any liabilities included in Working Capital or Indebtedness, or (c) any amounts payable by, or for which responsibility is allocated to, or which are reimbursable to Sellers or any of the Company Group Entities by, Buyer hereunder, including (1) any fees, costs or expenses related to the Rep and Warranty Insurance Policy, (2) fees or expenses that Buyer is responsible for paying pursuant to Section 6.6 (Efforts), (3) any costs incurred in connection with the satisfaction of Buyer’s obligations hereunder, (4) costs, fees or expenses that Sellers or the Company Group Entities otherwise agree to pay or incur at the express prior written request of Buyer (other than such costs, fees or expenses for which responsibility is allocated hereunder to any Seller or Company Group Entity) and (5) any severance triggered due to an action of any Company Group Entity, at the express written direction of Buyer (including pursuant to this Agreement). For the avoidance of doubt, Transaction Expenses shall not include any fees or expenses incurred by Buyer and/or any of its Affiliates or Representatives or lenders, regardless of whether such fees or expenses may be paid by any Company Group Entity. For the purposes hereof, an illustrative calculation of “Transaction Expenses” is set forth in Exhibit I.
“Transfer Taxes” has the meaning given in Section 10.1.
“Unaudited Financial Statements” has the meaning given in Section 4.7.
“United States” or “U.S.” means the United States of America.

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“Unpaid Pre-Closing Income Taxes” means, without duplication, unpaid Income Tax liabilities of any of the Company Group Entities attributable to any Pre-Closing Tax Period (or portion thereof) but solely to the extent such Income Taxes are first due and payable subsequent to the Closing Date and (i) relate to a Tax Return that was not due to be filed prior to the Closing or (ii) expressly were set forth on a Tax Return that was filed prior to the Closing. Unpaid Pre-Closing Income Taxes shall be determined in each case (a) so that any such amounts shall not be less than zero for any jurisdiction, (b) by excluding any Taxes attributable to any action taken by Buyer or any of its Affiliates (including the Company Group Entities) on the Closing Date but after Closing (except to the extent such action is in the Ordinary Course of Business, at the request of the Sellers or as contemplated by this Agreement), (c) by excluding any liabilities or reserves in respect of any speculative or contingent liabilities for Taxes or any uncertain Tax positions, (d) without giving effect to any Tax elections or actions taken by Buyer or any of its Affiliates (including the Company Group Entities) after Closing that would have the effect of accelerating income, deferring deductions, or otherwise increasing the amount of Unpaid Pre-Closing Income Taxes (other than as contemplated by this Agreement, consistent with the past practices of the Company Group Entities or as required by Law), (e) calculated using methodologies consistent with the past practices of the Company Group Entities (including reporting positions, elections, and accounting methods) to the extent consistent with this Agreement, (f) disregarding any deferred Income Tax liabilities, (g) taking into account all Transaction Expenses that may be deducted in the Pre-Closing Tax Period to the extent permitted under applicable Tax Law and applying, for U.S. federal, state or local Tax purposes, the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success-based fees”, and (h) by taking into account any overpayments and payments of estimated Income Taxes available to offset Income Taxes as a matter of Law.
“Waived Benefits” has the meaning given in Section 6.10.
“WARN Act” has the meaning given in Section 4.19(g).
“Willful Breach” means a material breach of any representation, warranty, covenant or obligation set forth in this Agreement that is a consequence of an act or failure to act by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.
“Working Capital” means, without duplication and as determined with respect to the Company Group Entities on a consolidated basis, all the accounts and adjustments indicated in Exhibit H of (i) the current assets of the Company Group Entities, including accounts receivable, inventory and prepaid expenses, but excluding Cash and any Income Tax assets; minus (ii) the current liabilities of the Company Group Entities, including (a) trade accounts payable, (b) accrued liabilities, and (c) other accounts payable but excluding any Income Tax Liabilities, in each case in accordance with the Accounting Principles. For the avoidance of doubt Working Capital shall not contemplate any amounts included in Indebtedness and Transaction Expenses. For the purposes hereof, an illustrative calculation of “Working Capital” is set forth in Exhibit H.
Section 1.2    Headings; Table of Contents. Headings and the table of contents should be ignored in construing this Agreement.

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Section 1.3    Singular, Plural, Gender. References to one gender include all genders and references to the singular include the plural and vice versa.
Section 1.4    References. References to this Agreement shall include any Exhibits, Schedules and recitals to this Agreement and references to Articles, Sections, Exhibits and Schedules are to Articles of, Sections of, Exhibits to and Schedules to, this Agreement.
Section 1.5    Information. References to books, records or other information mean books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm.
Section 1.6    Currency. Except as otherwise specified herein, all amounts set forth herein are expressed in the lawful currency of the United States (United States dollars or $). All payments to be made under this Agreement by one Party to another Party shall be made in United States dollars. All amounts incurred in local currency that are required to be expressed in United States dollars hereunder shall be converted from the local currency to United States dollars at the exchange rate between such local currency and United States dollars as published by The Wall Street Journal as of the Business Day that the amount is incurred. For purposes of Section 4.10 and Section 6.1, the local currency equivalent will be based on the exchange rate between the local currency and United States Dollars on the Business Day prior to the date hereof.
Section 1.7    Interpretation. In this Agreement, unless the context otherwise requires, any reference to “including,” “includes” or “include” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to any Contract or Law shall include such Contract or Law as amended or amended and restated from time to time. All references to days (other than Business Days) or months shall be deemed references to calendar days or months. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. All references to Laws, rules, statutes and related regulations shall include all amendments of the same and any successor or replacement Laws, rules, statutes and regulations. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. The word “or” is not exclusive, unless the context otherwise requires.
Section 1.8    Knowledge. For the avoidance of doubt, the Parties acknowledge that the Persons referred to in the definition of “Knowledge of the Company Group Entities” shall have no liability or obligation under or in connection with this Agreement or any other document relating to the transactions contemplated hereby or otherwise as a result of being named as a knowledge Person for the purposes of this Agreement.
Section 1.9    Illustrative Calculations. Attached hereto as Exhibit A is an illustration of the Estimated Closing Statement and Closing Statement (and the components thereof) as if Closing occurred on the Balance Sheet Date. Exhibit A is intended to be illustrative of the

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preparation of the Estimated Closing Statement and the Closing Statement (and the components thereof) and the proper application of the Accounting Principles, and the numbers set forth therein are not binding for purposes of the calculation of the Estimated Closing Statement (or the calculation of the Estimated Purchase Price or its components) or the Closing Statement (or the calculation of the Final Purchase Price or its components).
ARTICLE II
SALE, PURCHASE AND TRANSFER OF THE PURCHASED INTEREST
Section 2.1    Purchase, Sale and Transfer of Shares. On the terms and subject to the conditions hereof, at the Closing, Sellers shall sell and transfer the Purchased Interest to Buyer, and Buyer shall purchase and accept the transfer of the Purchased Interest from Sellers, at the Closing, free and clear of any Liens.
Section 2.2    Closing. The closing of the transactions set forth in this Agreement (the “Closing”) shall take place electronically by exchange of signature pages and documents, on the date that is five (5) Business Days after the date on which the conditions set forth in Article VII have been satisfied or waived (other than conditions that, by their terms, are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions) (the date of such satisfaction or waiver, the “Conditions Satisfaction Date”), or on such other place, date or time as the Parties may agree to in writing (the “Closing Date”); provided that (a) in all instances, if Closing occurs, Closing shall be deemed to occur at 12:01 a.m. (New York time) on the Closing Date (the “Reference Time”), and (b) for the avoidance of doubt, the obligations of each Party to consummate the transactions contemplated hereby shall remain subject to the continued satisfaction (or waiver) of the applicable conditions set forth in Article VII during the period between the Conditions Satisfaction Date and the Closing Date. All actions to be taken as of the Closing Date in accordance with Section 2.3, Section 2.4 and Section 2.5, including wiring of funds, and all documents to be executed and delivered by the Parties at the Closing will be deemed to have been taken and executed simultaneously and no action will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
Section 2.3    Sellers’ and Company’s Deliverables. At or prior to the Closing, Sellers and the Company, as the case may be, shall deliver, or cause to be delivered:
(a)    to the Notary:
(i)    the original duly signed and notarized (and apostilled if notarized outside the Netherlands) power of attorney to representatives of the Notary granting them the power to execute the Notarial Deed of Transfer before the Notary on behalf of each Seller;
(ii)    the original duly signed and notarized (and apostilled if notarized outside the Netherlands) power of attorney to representatives of the Notary granting them the power to execute the Notarial Deed of Transfer before the Notary on behalf of the Company;

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(iii)    the original shareholders register of the Company which reflect that (A) Sellers are the owners of the Purchased Interest and (B) the Purchased Interest is free and clear of Liens, except for Permitted Liens;
(iv)    the resignation letter (in the form attached hereto as Exhibit B) issued by each of the directors of the Company, each in form and substance reasonably satisfactory to Buyer and confirming, among other things, that such Person has no further claims against the Company; and
(v)    a copy of the shareholders’ meeting minutes of the Company approving: (A) the resignations of the officers and representatives pursuant to paragraph (iv) above releasing each of them from any and all liability incurred in connection with the lawful performance of their respective duties, (B) the appointment of the new members of the board of directors nominated by the Buyer, as applicable, whose names shall be notified in writing by Buyer to Sellers at least seventeen (17) days prior to the Closing Date; and
(b)    to Buyer:
(i)    to the extent not otherwise in the possession or control of the Company or the Company Subsidiaries at the time of Closing, (A) the Company’s organizational documents and corporate books, including the stock transfer ledgers, and (B) the Company Subsidiaries’ organizational documents and corporate books, including the stock transfer ledgers;
(ii)    the resignation letter (in the form attached hereto as Exhibit B) issued by each of the directors and the officers and representatives listed in Schedule C of the Company Group Entities and confirming, among other things, that such Person has no further claims against the Company Group Entities;
(iii)    a copy of the shareholders’ meeting minutes of each of the Company Group Entities approving: (A) the resignations of the officers and representatives pursuant to paragraph (ii) above releasing each of them from any and all liability incurred in connection with the lawful performance of their respective duties, (B) the appointment of the new members of the board of directors nominated by the Buyer, as applicable, whose names shall be notified in writing by Buyer to Sellers prior to the Closing Date, and in relation to the Company, at least seventeen (17) days prior to the Closing Date, and (C) the appointment of the attorneys-in-fact whose names shall be notified in writing by Buyer to Sellers prior to the Closing Date;
(iv)    a certificate executed by an officer of each Seller certifying as to the termination, of the Shareholders Agreement and the Registration Rights Agreement duly executed by each Seller and each of their applicable Affiliates (including, as necessary, the Company and the Company Subsidiaries) (the “Cancellation Certificate”);
(v)    true, correct and complete copies of each of the items delivered to the Notary pursuant to Section 2.3(a);

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(vi)    counterparts to the Adjustment Escrow Agreement, duly executed by Sellers’ Representative; and
(vii)    (A) evidence reasonably satisfactory to Buyer that the requisite stockholder approval under Section 280G(b)(5)(B) of the Code was either (I) obtained with respect to any Section 280G Payments in accordance with Section 6.10 or (II) not so obtained, and as a consequence such Section 280G Payments will not be made, retained, or provided, pursuant to the written agreements with any affected individual who entered into such agreement with respect to Waived Benefits entered into by the affected individuals, and (B) duly executed copies of such written agreement with any affected individual who entered into such agreement with respect to the Waived Benefits.
Section 2.4    Buyer’s Deliverables. At or prior to the Closing, Buyer shall:
(a)    deliver, or cause to be delivered to (i) the Notary, the original duly signed and notarized (and apostilled if notarized outside the Netherlands) power of attorney to representatives of the Notary granting them the power to execute the Notarial Deed of Transfer before the Notary on behalf of the Buyer and (ii) to the Sellers, a true, correct and complete copy of such power of attorney;
(b)    pay, or cause to be paid, (i) the Adjustment Escrow Amount to the Escrow Agent and (ii) the Estimated Closing Consideration to Sellers according to such Seller’s Seller Percentage by wire transfer of immediately available funds to the bank account to be designated by each Seller at least five (5) days prior to the Closing Date;
(c)    deliver, or cause to be delivered, to Sellers a copy of the Rep and Warranty Insurance Policy; and
(d)    deliver, or cause to be delivered, to Sellers’ Representative counterparts to the Adjustment Escrow Agreement, duly executed by Buyer and the Escrow Agent.
Section 2.5    Closing Steps.
(a)    On the Closing Date, the following steps shall be taken in the order set out below:
(i)    each of the Buyer and the Sellers shall instruct the Notary to execute the Notarial Deed of Transfer in the form attached in Exhibit D;
(ii)    immediately thereafter, the representatives of the Notary shall execute the Notarial Deed of Transfer on the basis of the powers of attorney;
(iii)    the Notary shall update the original shareholders’ register of the Company; and
(iv)    the Notary shall update the trade register of the Netherlands Chamber of Commerce in relation to the transfer of the Purchased Interest, the resignation of the

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current directors of the Company and the appointment of the new directors of the Company.
(b)    The Notary is a civil law notary of Freshfields Bruckhaus Deringer LLP the firm of the external legal advisors of, amongst others, the Company and Monredo. Buyer hereby acknowledges that it is aware of the relevant provisions of the Ordinance Interdisciplinary Cooperation (Verordening Interdisciplinaire Samenwerking) and the articles 19 through 22 of the Professional Code of Conduct (Verordening Beroeps- en Gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie). Buyer hereby acknowledges and agrees that the Notary may advise and act on behalf of the Company and Monredo with respect to this Agreement, and any agreements and/or any disputes related to or resulting from this Agreement.
Section 2.6    Purchase Price.
(a)    The “Estimated Purchase Price” shall be an amount in cash equal to the product of (i) the sum of (A) the Base Purchase Price; (B) plus the Estimated Cash; (C) minus the amount, if any, by which Estimated Working Capital is less than Target Working Capital; (D) plus the amount, if any, by which Estimated Working Capital exceeds Target Working Capital; (E) minus the Estimated Indebtedness; and (F) minus the Estimated Transaction Expenses, multiplied by (ii) 99.7848%. The procedure for determining the Estimated Purchase Price is set forth in Section 2.6(c).
(b)    The “Final Purchase Price” shall be an amount in cash equal to the product of (i) the sum of (A) the Base Purchase Price; (B) plus the Final Cash; (C) minus the amount, if any, by which Final Working Capital is less than Target Working Capital; (D) plus the amount, if any, by which Final Working Capital exceeds Target Working Capital; (E) minus the Final Indebtedness; and (F) minus the Final Transaction Expenses, multiplied by (ii) 99.7848%. The procedure for determining the Final Purchase Price is set forth in Section 2.7(a).
(c)    Not less than five (5) Business Days prior to the anticipated Closing Date, the Company shall deliver to Buyer and Sellers a statement (the “Estimated Closing Statement”) setting forth its good faith estimate (in each case, prepared on a consolidated basis, pursuant to the definitions contained in this Agreement and the Accounting Principles and as of the Reference Time) of (i) (A) Cash of the Company Group Entities (without giving effect to the transactions contemplated hereby) (the “Estimated Cash”), (B) Working Capital of the Company Group Entities (without giving effect to the transactions contemplated hereby) (the “Estimated Working Capital”), (C) Indebtedness of the Company Group Entities (without giving effect to the transactions contemplated hereby other than for purposes of calculating the Unpaid Pre-Closing Income Taxes) (the “Estimated Indebtedness”), and (D) the aggregate amount of Transaction Expenses (the “Estimated Transaction Expenses”) and (ii) based thereon, its calculation of the Estimated Purchase Price, in each case, together with reasonable supporting detail of the calculations set forth in the Estimated Closing Statement. Within five (5) Business Days after such delivery, if Buyer or Sellers have any objections to the Estimated Closing Statement, such Party shall provide a written statement of its objections to the Company and the other Parties. The Company shall reasonably consider in good faith any such objections

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regarding the Estimated Closing Statement as promptly as practicable. The Company shall prepare and deliver to Buyer and Sellers, no later than three (3) Business Days prior to the Closing Date, the Company’s final good faith calculations of Estimated Cash, Estimated Working Capital, Estimated Indebtedness, and Estimated Transaction Expenses and, based thereon, the Estimated Purchase Price, each of which shall be conclusive for purposes of Closing, subject to adjustment in accordance with Section 2.7.
(d)    The Estimated Closing Consideration and the Final Closing Consideration shall be allocated and paid to each Seller pursuant to such Seller’s Seller Percentage.
Section 2.7    Purchase Price Adjustment.
(a)    Not more than ninety (90) days following the Closing Date (the “Adjustment Notice Date”), Buyer shall prepare and deliver to Sellers’ Representative a statement (the “Closing Statement”) setting forth its good faith calculation (in each case, prepared on a consolidated basis, pursuant to the definitions contained in this Agreement and Accounting Principles and as of the Reference Time) of (i) (A) Cash of the Company Group Entities (without giving effect to the transactions contemplated hereby) (the “Final Cash”), (B) Working Capital of the Company Group Entities (without giving effect to the transactions contemplated hereby) (the “Final Working Capital”), (C) Indebtedness of the Company Group Entities (without giving effect to the transactions contemplated hereby other than for purposes of calculating the Unpaid Pre-Closing Income Taxes) (the “Final Indebtedness”), and (D) the aggregate amount of Transaction Expenses (the “Final Transaction Expenses”) and (ii) based thereon, its calculation of the Final Purchase Price. If Buyer fails to deliver the Closing Statement on or prior to the Adjustment Notice Date, at Sellers’ Representative’s election, (A) the amounts set forth in the Estimated Closing Statement shall be deemed to be the amounts used in the Closing Statement for all purposes of this Agreement and the Estimated Closing Statement will be final, conclusive and binding on the Parties or (B) Sellers’ Representative may hire (at Buyer’s sole cost and expense) an independent accountant mutually acceptable to Buyer and Sellers’ Representative to prepare the Closing Statement, which will be final and binding on Buyer and Sellers. Notwithstanding anything to the contrary in this Agreement, in the event Buyer fails to deliver the Closing Statement on or prior to the Adjustment Notice Date, Section 2.7(b) and Section 2.7(c) shall not apply and shall have no force and effect. The Closing Statement shall not include any purchase accounting or other adjustments arising out of the consummation of the transactions contemplated by this Agreement. The Closing Statement shall be based on facts, circumstances, and information available as they exist immediately prior to the Closing and shall exclude the effect of any act, decision, change in circumstance, development or event arising or occurring on or after the Closing.
(b)    The Closing Statement shall become final and binding upon the Parties unless Sellers’ Representative gives Notice of its disagreement with any component of the Closing Statement (the “Notice of Disagreement”) to Buyer within thirty (30) days following Sellers’ Representative’s receipt thereof. To the extent any component in the Closing Statement is not disputed as set forth in the Notice of Disagreement, such component shall become final, conclusive and binding on the Parties. During such thirty (30)-day period, Sellers’

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Representative and its Representatives shall be given reasonable access, during normal business hours and upon reasonable written notice, to Buyer’s and the Company Group Entities’ books and records and working papers to the extent related to the Closing Statement and calculation of the Final Purchase Price (and each of the components thereof). The Notice of Disagreement shall specify in reasonable detail the description of the basis for, nature of, and dollar amount (to the extent reasonably possible) of any such disagreement. If a Notice of Disagreement is delivered by Sellers’ Representative in a timely manner, then the Closing Statement (each as revised in accordance with clause (x) or (y) below) shall become final, binding and non-appealable upon the earlier of (x) the date on which the Parties resolve in writing all disputes with respect to the matters specified in the Notice of Disagreement; or (y) the date on which all disputes are finally resolved in writing by the Accounting Firm. If Sellers’ Representative does not deliver the Notice of Disagreement in a timely manner, the amounts set forth in the Closing Statement shall be deemed to be final, conclusive and binding on the Parties.
(c)    During the fifteen (15)-day period following the delivery of the Notice of Disagreement (the “Resolution Period”), Buyer and Sellers’ Representative shall seek in good faith to resolve any disputes with respect to the matters specified in the Notice of Disagreement. If, at the end of the Resolution Period, Buyer and Sellers’ Representative have not resolved such disputes, Buyer and Sellers’ Representative shall promptly engage the U.S. office of Grant Thornton (or the U.S. office of another mutually acceptable nationally-recognized independent accounting firm) (the “Accounting Firm”) and promptly after engagement of the Accounting Firm, and in any event within fifteen (15) Business Days thereof, submit to the Accounting Firm for review and resolution of any and all matters and/or amounts that remain in dispute among the items specified in the Notice of Disagreement. In connection with the engagement of the Accounting Firm, Sellers’ Representative and Buyer will execute such engagement, indemnity and other agreements as the Accounting Firm may reasonably require as a condition to such engagement. Buyer and Sellers’ Representative shall make readily available to the Accounting Firm all relevant books and records and any work papers (including those of Buyer’s and Sellers’ respective accountants) relating to the Closing Statement, the Notice of Disagreement and all other items reasonably requested by the Accounting Firm in connection therewith. Buyer and Sellers’ Representative shall use their respective commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the engagement of the Accounting Firm. The Accounting Firm shall review only those items contained in the Notice of Disagreement that remain in dispute between Sellers’ Representative and Buyer after the Resolution Period. Once appointed, the Accounting Firm shall have no ex parte communications with any of the Parties concerning the expert determination or the underlying dispute and shall only have communications with Sellers’ Representative or Buyer as provided in this Section 2.7(c). All communications between Sellers’ Representative or Buyer, on the one hand, and the Accounting Firm, on the other hand, shall be conducted in writing, with copies sent simultaneously to Sellers’ Representative and Buyer, as applicable, or at a meeting involving both Sellers’ Representative and Buyer where both Sellers’ Representative and Buyer have been provided at least five (5) Business Days’ advance Notice. The Accounting Firm’s determination on each item in dispute (i) shall not be greater than the greater value for such item claimed by either Sellers’ Representative or Buyer or less than the lower value for such item claimed by either Sellers’ Representative or Buyer, and (ii) shall be

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based on the Accounting Principles and the applicable terms and provisions of this Agreement and not on the basis of an independent review. The Accounting Firm’s determination shall be final and binding upon Sellers and Buyer absent manifest error, shall be deemed a final arbitration award that is binding on Sellers and Buyer, and neither Sellers nor Buyer shall seek further recourse to courts or other tribunals, other than to enforce such determination. The upfront fees and expenses of the Accounting Firm incurred pursuant to this Section 2.7(c) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers (in accordance with their respective Seller Percentages); provided that all such fees and expenses shall ultimately be borne in proportion to the final allocation determined by the Accounting Firm based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of Sellers’ position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by Sellers (in accordance with their respective Seller Percentages).
(d)    If the Final Purchase Price as finally determined pursuant to this Section 2.7 (after giving effect to any changes in any disputed amounts) is less than the Estimated Purchase Price set forth in the Estimated Closing Statement (such shortfall amount, the “Shortfall Amount”), then no later than five (5) Business Days after the date on which such Final Purchase Price is so finally determined (the date of such final determination, the “Final Determination Date”), Buyer shall direct the Escrow Agent to disburse from the Adjustment Escrow Amount to pay to Buyer, by wire transfer of immediately available funds to Buyer’s account designated in writing by Buyer to the Escrow Agent, an amount equal to the Shortfall Amount. In the event that the Shortfall Amount exceeds the Adjustment Escrow Amount, Sellers shall pay the difference in amount, in proportion to their respective Seller Percentages, to Buyer within five (5) Business Days of the Final Determination Date. In the event that the Shortfall Amount is less than the Adjustment Escrow Amount (such difference, the “Remaining Escrow Amount”), Sellers’ Representative and Buyer shall, within three (3) Business Days of the Final Determination Date, direct the Escrow Agent to disburse the Remaining Escrow Amount to Sellers, in proportion to their respective Seller Percentages, by wire transfer of immediately available funds to each Seller’s account as designated in writing by each Seller to the Escrow Agent.
(e)    If the Final Purchase Price as finally determined pursuant to this Section 2.7 (after giving effect to any changes in any disputed amounts) is greater than the Estimated Purchase Price set forth in the Estimated Closing Statement (such excess amount, the “Excess Amount”), then no later than five (5) Business Days after the date on which such Final Purchase Price is so finally determined, Buyer shall pay an amount equal to the Excess Amount to Sellers, in proportion to their respective Seller Percentages, by wire transfer of immediately available funds to each Seller’s account as designated in writing by each Seller to Buyer. Upon such payment of the Excess Amount by Buyer, Sellers’ Representative and Buyer shall direct the Escrow Agent to disburse to Sellers the Adjustment Escrow Amount, in proportion to their respective Seller Percentages.

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(f)    Notwithstanding anything to the contrary herein, for the purposes of calculating the amounts of each of Estimated Cash, Estimated Indebtedness, Estimated Working Capital, Final Cash, Final Indebtedness and Final Working Capital (except, with respect to Estimated Indebtedness and Final Indebtedness, in the calculation of Unpaid Pre-Closing Income Taxes), if the Closing occurs on any day of a calendar month other than the final day of such month, (i) such amounts shall be determined as of the Prior Month-End Date, and (ii) within five (5) Business Days of the Final Determination Date, Buyer shall pay to Sellers, in proportion to their respective Seller Percentages, an aggregate amount equal to (x) the number of days between the Prior Month-End Date and the Closing Date multiplied by (y) the Prior Month’s daily EBITDA.
(g)    The Parties agree to treat all payments made pursuant to this Section 2.7 as adjustments to the Final Purchase Price for Tax purposes, unless otherwise required by a change in Law occurring after the date hereof, a closing agreement with an applicable Taxing Authority or a final non-appealable judgment of a court of competent jurisdiction.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the disclosure schedule delivered by the Company to Buyer pursuant to this Agreement (the “Disclosure Schedule”), each Seller, severally, but not jointly, represents and warrants to Buyer, as of the date hereof and solely with respect to itself, as follows:
Section 3.1    Authorization; Capacity; Binding Effect. Such Seller has the corporate or company power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate or company action of such Seller. Such Seller has duly executed and delivered this Agreement and the other Transaction Documents. Each of this Agreement and the other Transaction Documents is a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Limitations.
Section 3.2    Corporate Status. Such Seller is duly (a) organized, validly existing and, where the concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or formation; and (b) qualified or licensed to do business in each of the jurisdictions in which such qualification or licensing is necessary, except, in the case of this clause (b), where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of such Seller to perform its obligations hereunder or under the other Transaction Documents.
Section 3.3    Title to Purchased Interest. Such Seller has good and valid title to, and is the sole beneficial and record owner of, the portion of the Purchased Interest set forth opposite such Seller’s name on Schedule A hereto, free and clear of any Liens, except for Permitted Liens. Such Seller is not subject to any agreements, arrangements, options, warrants, calls, rights,

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commitments or other similar rights restricting the sale, transfer, purchase, redemption or voting of such Seller’s portion of the Purchased Interest, other than as may be set forth in (x) a Transaction Document or (y) in the Shareholders Agreement, which, in accordance with Section 6.12, will be terminated, including all rights and obligations thereunder, immediately prior to the Closing.
Section 3.4    Governmental and Third Party Approvals. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.5 and Section 4.6 and Buyer set forth in Section 5.3 and Section 5.4, the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, require no Consent of, with or to any Person, other than the consents, authorizations, permits, actions, filings or approvals of, or notifications to, any Person as set forth in Section 6.5 and Section 6.6(b) of the Disclosure Schedule.
Section 3.5    No Conflicts. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.5 and Section 4.6 and Buyer set forth in Section 5.3 and Section 5.4, and except as set forth in Section 3.5 of the Disclosure Schedule, the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), under (i) any applicable Law, (ii) the organizational documents of such Seller, or (iii) any Contract to which such Seller is a party or by which such Seller or any of their respective properties or assets may be bound or affected, except where (a) the violation, breach, conflict, default, or failure to give notice would not reasonably be expected to, individually or in the aggregate, prevent or materially impair such Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents, or (b) result in the imposition or creation of any Lien (other than a Permitted Lien) upon or with respect to any of such Seller’s portion of the Purchased Interest.
Section 3.6    Brokers and Finders. Except as set forth in Section 3.6 of the Disclosure Schedule, (a) no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of such Seller, and (b) no such Person is entitled to any fee, commission or other compensation from such Seller, any Company Entity, or Buyer or any of their respective Affiliates, in each case, in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
Section 3.7    Litigation. There is no Litigation pending or, to such Seller’s knowledge, threatened in writing against or affecting such Seller that would reasonably be expected to (a) materially impair or delay the ability of such Seller to perform its obligations hereunder or (b) result in any liability for such Seller that would, individually or in the aggregate, have a material adverse impact on such Seller.
Section 3.8    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (in each case, as modified by the Disclosure Schedule), neither such Seller nor any other Person on its behalf makes or has made any other representation or warranty, expressed or implied, at Law or in equity, with respect to such Seller,

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the Company Group Entities or the Company Group Entities’ businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedule, the Company represents and warrants to Buyer, as of the date hereof with respect to itself and, when expressly mentioned, with respect to the other Company Group Entities, as follows:
Section 4.1    Authorization; Binding Effect. The Company has the company power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite company action, including by the competent corporate bodies and shareholders of the Company, according to the provisions of its organizational documents. The Company has duly executed and delivered this Agreement and the other Transaction Documents. Each of this Agreement and the other Transaction Documents is a valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms, subject to the Enforceability Limitations.
Section 4.2    Corporate Status.
(a)    Each Company Group Entity is duly (i) organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or formation, as set forth in Section 4.2(a) of the Disclosure Schedule; and (ii) qualified to do business in each of the jurisdictions in which such qualification or licensing is necessary, except, in the case of this clause (ii), where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Each Company Group Entity has delivered to Buyer prior to the date hereof true, correct and complete copies of the organizational documents of such Company Group Entity, as amended or amended and restated, and in effect on the date hereof. The Company Group Entities are not in violation of any of the provisions of its organizational documents in any material respect.
(c)    The Company has delivered to Buyer prior to the date hereof true, correct and complete copies of (i) all minute books (containing the records of meetings of shareholders and the board of directors) of each Company Group Entity for the past five years and (ii) all share certificate or share record books of each Company Group Entity. Except as set forth in Section 4.2(c) of the Disclosure Schedule, for the past five years, no Company Group Entity has had any prior names or has conducted business under any name other than its respective current name.

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Section 4.3    Capitalization.
(a)    The issued and outstanding equity interests of the Company, including the number and class of equity interest and the holder thereof, as of the date hereof is set forth in Section 4.3(a) of the Disclosure Schedule. The Purchased Interest is duly authorized, validly issued, fully paid, non-assessable and was issued in compliance with applicable Law and not in contravention of any preemptive rights, rights of first refusal or first offer or similar rights. The Company has not issued any certificates or similar instruments to evidence the equity interests underlying the Purchased Interest.
(b)    Except as contemplated in the Transaction Documents or disclosed in Section 4.3(b) of the Disclosure Schedule, there are no (i) options, warrants or stock appreciation, phantom stock, subscriptions, preemptive or other rights or agreements, commitments or understandings of any kind, or other obligation of the Company Group Entities, to issue, transfer, redeem, sell or acquire any capital stock, of or other equity interests in or securities convertible into or exercisable or exchangeable for capital stock of or other equity interests in the Company Group Entities or Contracts to enter into any such obligations, (ii) obligations measured by the price or value of any shares of capital stock of or other equity interests in the Company Group Entities, (iii) voting trusts, proxies, shareholder agreements or other similar Contracts to which any of the Company Group Entities is a party or by which any of the Company Group Entities is bound with respect to the voting of any shares of capital stock of or other equity interests in, or the participation in or direction of the election of any director or officer of, the Company Group Entities, or (iv) Contracts restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other equity interests in the Company Group Entities.
Section 4.4    Subsidiaries. The shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary are duly authorized, validly issued and, except as disclosed in Section 4.4 of the Disclosure Schedule, are fully paid and nonassessable and are owned, directly or indirectly, by the Company, (a) in compliance with applicable Law and (b) free and clear of (i) all Liens and (ii) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (i) and (ii), for Permitted Liens or as imposed by this Agreement, the organizational documents of the Company Subsidiaries as made available to Buyer prior to the date hereof or applicable securities Laws. Schedule B sets forth a true and complete list of the Company Subsidiaries as of the date of this Agreement, including the name, jurisdiction or incorporation or organization and the equity holders (including their respective ownership percentages) of each Company Subsidiary. Neither the Company nor any Company Subsidiary owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Company Subsidiaries.
Section 4.5    Governmental and Third Party Approvals. Assuming the accuracy of the representations and warranties of Sellers set forth in Section 3.4 and Section 3.5 and Buyer set forth in Section 5.3 and Section 5.4, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation of the transactions

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contemplated hereby and thereby, require no Consent of, with or to any Person, other than (a) the consents, authorizations, permits, actions, filings or approvals of, or notifications to, any Person as set forth in Section 6.5 and Section 6.6(b) of the Disclosure Schedule and (b) such consents, authorizations, permits, actions, filings or approvals of, or notifications to, any Person the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company Group Entities, taken as a whole, or on the Company’s ability to consummate the transactions contemplated by the Transaction Documents.
Section 4.6    No Conflicts. Assuming the accuracy of the representations and warranties of Sellers set forth in Section 3.4 and Section 3.5 and Buyer set forth in Section 5.3 and Section 5.4, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both), under (i) any applicable Law or Privacy Obligation, (ii) the organizational documents of any Company Group Entity, or (iii) any Contract to which any Company Group Entity is a party or by which any Company Group Entity or any of its properties or assets may be bound or affected, (b) give rise to a right of termination, cancellation, modification or acceleration of any obligation under, any material Contract or License to which a Company Group Entity is a party or by which any of its respective assets are bound or (c) result in the imposition or creation of any Lien (other than a Permitted Lien) upon or with respect to any equity interest or material asset of a Company Group Entity, except in the case of (a), for any conflict, violation, breach, or default, which has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company Group Entities, taken as a whole, or on the Company’s ability to consummate the transactions contemplated by the Transaction Documents.
Section 4.7    Financial Statements. Section 4.7 of the Disclosure Schedule contains true, correct and complete copies of (i) the audited consolidated financial statements of the Company as at and for the years ended December 31, 2023 and December 31, 2022 (collectively, the “Audited Financial Statements”) and (ii) unaudited consolidated financial statements of the Company as at and for the six-month period ended on the Balance Sheet Date (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements,” including, in each case, the related balance sheets and statements of income, and, in the case of the Audited Financial Statements, also changes in stockholders’ equity and cash flows). The Audited Financial Statements have been (x) derived from the accounting books and records of the Company Group Entities and (y) prepared in accordance with the Accounting Principles. The Unaudited Financial Statements have been prepared on a basis consistent with the Audited Financial Statements, except that the Unaudited Financial Statements do not contain notes and may be subject to normal and recurring year-end adjustments. The balance sheets included in the Financial Statements present fairly in all material respects the consolidated financial condition of the Company Group Entities as at their respective dates. The statements of income, stockholders’ equity and cash flows included in the Financial Statements present fairly in all material respects the consolidated results of operations and cash flows of the Company Group Entities for the periods indicated. The Company Group Entities have in place systems

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and processes (including the maintenance of proper books and records) reasonably designed to (a) provide reasonable assurances regarding the reliability of the Financial Statements and (b) in a timely manner accumulate and communicate to each Company Group Entity’s principal executive officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes, the “Financial Controls”). None of the Company Group Entities, their employees, or any independent auditor has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or the Financial Statements. There have been no instances or allegations of Fraud, whether or not material, that occurred during any period covered by the Financial Statements.
Section 4.8    Absence of Undisclosed Liabilities. None of the Company Group Entities has any liabilities, obligations or commitments of any nature whatsoever (whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise) required to be reflected on a balance sheet prepared in accordance with the applicable Accounting Principles, except (i) as and to the extent reflected or reserved against in the Financial Statements, (ii) reflected in Section 4.8 of the Disclosure Schedule, (iii) liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iv) as contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated hereby.
Section 4.9    Absence of Changes.
(a)    Since the Balance Sheet Date, except (i) in connection with or as contemplated by this Agreement and the transactions contemplated hereby or (ii) as set forth in Section 4.9 of the Disclosure Schedule, each of the Company Group Entities has conducted the Business only in the Ordinary Course and, without limiting the foregoing, there has not been any:
(i)    material amendment to the organizational documents of any of the Company Group Entities or any outstanding voting security of the Company Group Entities;
(ii)    issuance, delivery or sale of any share of capital stock of any class or other equity interests of any of the Company Group Entities, or any securities convertible into any such shares or other equity interests, or any rights, warrants, calls, subscriptions or options to acquire any such shares, equity interests or convertible securities;
(iii)    declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any of the Company Group Entities, or any repurchase or redemption by any of the Company Group Entities of any shares of its capital stock;
(iv)    recapitalization, reclassification or like change in the capitalization of any of the Company Group Entities or, including increase or reduction to the capital stock or authorized capital of any of the Company Group Entities;

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(v)    change in the Accounting Principles, except as required by applicable Laws or IFRS or as disclosed in the Financial Statements;
(vi)    initiation of any voluntary proceedings leading to a reorganization proceeding, bankruptcy or liquidation of any of the Company Group Entities; or
(vii)    agreement or commitment to do any of the foregoing.
(b)    Since the Balance Sheet Date to the date hereof, except (i) in connection with or as contemplated by this Agreement and the transactions contemplated hereby or (ii) as set forth in Section 4.9 of the Disclosure Schedule, each of the Company Group Entities has conducted the Business only in the Ordinary Course and, without limiting the foregoing, there has not been any event, development, state of circumstances or other Effect experienced by any of the Company Group Entities that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.10    Material Contracts.
(a)    Section 4.10(a) of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts to which any Company Group Entity is party or by which a Company Group Entity or any of its assets or business is bound (including any amendments, supplements and modifications thereto):
(i)    any Contract requiring any capital commitment or capital expenditure (or series of capital expenditures) by the Company Group Entities, individually or in the aggregate, in excess of $500,000 (or the equivalent amount in any other currency), other than the issuance of purchase orders for capital expenditures in the Ordinary Course of Business;
(ii)    any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or other Person engaged in sales, distribution, or promotional activities for or on behalf of the Business, in each case that has resulted in or that Sellers expect to result in expenditures by any of the Company Group Entities of more than, individually or in the aggregate, $500,000 (or the equivalent amount in any other currency);
(iii)    any (A) Contract with a Material Customer or Material Supplier, (B) Contract providing for any joint venture, partnership or similar arrangement or (C) Contract relating to an Affiliate Transaction;
(iv)    (A) any employment, contractor, consulting, or similar Contract that either provides for severance or is not otherwise terminable at-will without 90-days’ or more of notice or pay in lieu of notice (in any case, other than as required by applicable Law); (B) any retention, change in control or similar Contract with any current or former director, officer, manager, employee or individual independent contractor of any of the Company Group Entities to the extent there is any current or reasonably anticipated future liability

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thereunder, individually or in the aggregate, in excess of $250,000 (or the equivalent amount in any other currency); and (C) any Contract that is a collective bargaining agreement or other agreement with a labor union, works council, or other labor organization;
(v)    any Contract relating to hedging, futures, options or other derivatives;
(vi)    any Lease Agreement;
(vii)    any Contract with a Governmental Authority;
(viii)    any Contract relating to (A) the acquisition or sale by any of the Company Group Entities of any business, equity interests, or assets of any other Person (whether by merger, sale of equity interests, sale of assets, or otherwise) or (B) the disposition of any Company Group Entity’s assets or business, in each case, whether by merger, sale of stock, sale of assets or otherwise;
(ix)    any Contract relating to Indebtedness for borrowed money, providing for the creation of any Lien, other than a Permitted Lien, with respect to any asset of a Company Group Entity or guaranteeing any obligation of another Person;
(x)    any Contract involving the resolution or settlement of any Litigation involving Company Group Entities and payment obligations by the Company Group Entities, individually or in the aggregate, in excess of $500,000 (or the equivalent amount in any other currency);
(xi)    any Contract that (A) requires a consent or notice for, allows termination upon, or otherwise contains a provision relating to a “change of control”, (B) limits, curtails or restricts or purports to limit, curtail or restrict, the ability of any of the Company Group Entities to compete in any line of business or with any Person or in any geographic area or during any period of time, (C) restricts from soliciting or hiring any Person with respect to employment, or which would so restrict any of the Company Group Entities, Buyer or any successor in interest thereof after the Closing Date, (D) contains any “most favored nation” or similar provision (including the provision of exclusive, first or concurrent access to certain product features), (E) contains any rights of first refusal, rights of first negotiation or similar rights. (F) requires a Company Group Entity to indemnify any Person with respect to liabilities relating to any current or former business of any of the Company Group Entities (other than indemnification obligations of any of the Company Group Entities pursuant to the provisions of a Contract entered into in the Ordinary Course of Business) or (G) results in any Person holding a power of attorney from a Company Group Entity (other than statutory powers of attorney or powers of attorney to employees in its area of business or to legal and tax advisors in the Ordinary Course of Business);
(xii)    any Contract relating to material Intellectual Property under which a Company Group Entity is granted any license, right or interest relating to Intellectual

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Property, IT Systems or AI Technologies, in any event excluding all (A) non-exclusive licenses for off-the-shelf, commercially available software, (B) non-exclusive licenses granted to the Company Group Entities in the Ordinary Course of Business or where such license is ancillary to the primary purpose of such Contract and not otherwise material for the operation of the Business, (C) non-disclosure agreements and invention assignment agreements entered in the Ordinary Course of Business which do not license any material Business Intellectual Property to the Company Group Entities and (D) licenses to open source software;
(xiii)    any Contract relating to material Intellectual Property or Proprietary Software (other than any Company Group Entities Benefit Plan) under which any Company Group Entity is a licensor or otherwise grants to any Person any license, right or interest relating to Intellectual Property, AI Technologies, IT Systems or Proprietary Software, in any event excluding all non-exclusive licenses granted by the Company Group Entities (A) in the Ordinary Course of Business or (B) where such license is ancillary to the primary purpose of such Contract and not otherwise material for the operation of the Business; and
(xiv)    any Contract to enter into any of the foregoing.
(b)    Each Contract disclosed or required to be disclosed in Section 4.10(a) of the Disclosure Schedule (each, a “Material Contract”) is a legal, valid, binding and enforceable agreement of each Company Group Entity party thereto and, to the Knowledge of the Company Group Entities, of the other parties thereto, and is in full force and effect, subject to the Enforceability Limitations. None of the Company Group Entities or, to the Knowledge of the Company Group Entities, any other parties to a Material Contract is in material default or material breach under the terms of any such Material Contract, and, to the Knowledge of the Company Group Entities, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute a material breach thereof or a material default thereunder or would result in a termination, modification, acceleration or vesting of any rights or obligations or loss of benefits thereunder. The Company Group Entities have made available to Buyer prior to the date hereof true, correct and complete copies of all Material Contracts, including any modifications, amendments and supplements thereto and waivers thereunder.
Section 4.11    Customers and Suppliers.
(a)    Section 4.11(a) of the Disclosure Schedule sets forth (i) a true and correct list of the top fifteen (15) customers of the Company Group Entities (based on the aggregate purchase price of products or services provided on a combined basis) for each of the past two (2) calendar years (collectively, the “Material Customers”) and (ii) the amount of purchases by each such customer during such periods expressed as a percentage of the Company Group Entities’ consolidated net revenues for such periods on a combined basis. None of the Company Group Entities has received any written notice or, to the Knowledge of the Company Group Entities, oral notice, from any Material Customer that such Material Customer will (A) materially and adversely modify or terminate its Contract with a Company Group Entity or (B) cease after the

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date hereof to use the products or services of the Company Group Entities. No Company Group Entity is involved in any Litigation with a Material Customer.
(b)    Section 4.11(b) of the Disclosure Schedule sets forth (i) a true and correct list of the top ten (10) suppliers to the Company Group Entities (based on the aggregate purchase price of raw materials, suppliers or other products or services orders on a combined basis) for each of the past two (2) calendar years (collectively, the “Material Suppliers”) and (ii) the amount of orders from each such supplier during such periods expressed as a percentage of the Company Group Entities’ aggregate purchase from all suppliers during such periods on a combined basis. None of the Company Group Entities has received any written notice or, to the Knowledge of the Company Group Entities, oral notice, from any Material Supplier that such Material Supplier will (A) materially change the price of any raw materials, supplies or other products or services to be provided by any such supplier after the date hereof, (B) terminate or adversely modify its existing Contract with a Company Group Entity, or (C) not sell raw materials, supplies and other products and services to the Company Group Entities after the date hereof on terms and conditions that are substantially similar to those used in its current sales to the Company Group Entities, subject to general and customary price increases. No Company Group Entity is involved in any Litigation with a Material Supplier.
Section 4.12    Assets.
(a)    Each Company Group Entity, as applicable, has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license access or similar contractual arrangement, all of the material tangible and intangible assets, properties and rights that are used in or held for use in connection with the Business as conducted by the Company Group Entities as of the date hereof (the “Assets”), in each case, free and clear of any Liens, except for Permitted Liens.
(b)    The plants, buildings, structures, equipment and other tangible personal property included in the Assets are in good repair, working order and operating condition, subject only to ordinary wear and tear, and repairs in the Ordinary Course of Business, and are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing.
(c)    For the avoidance of doubt, this Section 4.12 does not address real property, which is addressed solely by Section 4.13.
Section 4.13    Real Property.
(a)    No Company Group Entity owns any real property.
(b)    Section 4.13(b) of the Disclosure Schedule sets forth a true, correct and complete list of all real property leased or subleased by the Company Group Entities (the “Leased Real Property”). The Company Group Entities have valid, enforceable leasehold title to all Leased Real Property free and clear of Liens, other than Permitted Liens. No Company Group Entity has transferred or assigned any interest in any Lease Agreement or subleased or otherwise granted

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rights of use or occupancy of any of the premises described therein to any Person. The Leased Real Property is in good operating condition and repair and free from any material defects, reasonable wear and tear excepted and is suitable for the uses for which they are being used. The use and operation of the Leased Real Property in the conduct of the business of the Company Group Entities do not violate any applicable Law, License or Contract. There is no past due payment or other material default by or with respect to a Company Group Entity under a Lease Agreement.
Section 4.14    Intellectual Property.
(a)    Section 4.14(a) of the Disclosure Schedule sets forth all (i) issuances, registrations and applications to which any of the Company Intellectual Property is subject, including all Internet domain name registrations (collectively, the “Company Registered IP”).
(b)
(i)    All filings required as of the date of this Agreement in connection with the Company Registered IP have been timely made by the Company Group Entities.
(ii)    The Company Group Entities have good and valid title to, and are the sole and exclusive legal and beneficial (and, with respect to Company Registered IP, record) owner of all material Company Intellectual Property, in each case free and clear of any Lien (other than Permitted Liens) and have the valid and enforceable right to use all other Business Intellectual Property.
(iii)    Immediately after the Closing, all right, title and interest in the Business Intellectual Property used in the conduct of the Business shall be available for use and enjoyment by the Company Group Entities in the same or substantially the same manner as used and enjoyed by the Company Group Entities immediately prior to Closing.
(iv)    The Company Intellectual Property is valid, subsisting and enforceable, and has not been adjudged invalid or unenforceable in whole or in part.
(v)    The Company Group Entities have taken all reasonable and necessary steps to maintain the Company Intellectual Property and to preserve the confidentiality of all material confidential information of the Company Group Entities or material confidential information disclosed to the Company Group Entities under an obligation of confidentiality, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements (or be bound by equivalent written obligations of confidentiality).
(vi)    Where the Company Group Entities create Intellectual Property for any Person (including any customer of the Business) that is transferred to such Person, no such Intellectual Property is used with any other Person (including the Company Group Entities) except where such use is authorized under the applicable Contract or pursuant to applicable Law.

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(c)    Except as set forth in Section 4.14(c) of the Disclosure Schedule, for the past six years, there has not been any, and currently there is no pending, Litigation against any of the Company Group Entities, and the Company Group Entities have not received any written communication from any other Person, (i) challenging the validity or enforceability of any Company Intellectual Property or (ii) alleging that the conduct of the Business by the Company Group Entities, or the design, development, use, import, branding, advertising, promotion, marketing, manufacture, delivery, or sale of products or services of the Business, violates, infringes, dilutes, or misappropriates the Intellectual Property of such Person. The conduct of the Business as currently conducted does not violate, infringe, dilute, or misappropriate, and since January 1, 2018 has not violated, infringed, diluted or misappropriated, the Intellectual Property of any other Person. No Company Group Entity is bound by any outstanding Order or, to the Knowledge of the Company Group Entities, prospective Order (including any motion or petition therefor) that does or could reasonably be expected to materially restrict or impair the ownership or use of any Company Intellectual Property or, to the Knowledge of the Company Group Entities, other Business Intellectual Property.
(d)    To the Knowledge of the Company Group Entities, no Person has violated, infringed, diluted or misappropriated any of the Company Intellectual Property. For the past six years, neither Sellers nor any of the Company Group Entities has filed any Litigation or sent any written notice of a violation, infringement, dilution or misappropriation by another Person of any Company Intellectual Property.
(e)    Except as listed in Section 4.14(e) of the Disclosure Schedule: (i) each Person who has created, reduced to practice or developed any material Intellectual Property for or on behalf of the Company Group Entities has presently and validly assigned to one of the Company Group Entities in writing all of such Person’s right, title, and interest in and to such Intellectual Property rights, unless such Intellectual Property rights vest initially in the Company Group Entities by operation of law.
(f)    No Proprietary Software that has been licensed, distributed or made available to third parties by the Company Group Entities contains, is derived from or links to any Open Source Software in a manner that requires: (i) the disclosure or distribution of any material proprietary source code owned by the Company Group Entities to any other Person; (ii) license or other provision of any material Proprietary Software on a royalty-free basis; or (iii) grant of any patent license, non-assertion covenant, or other rights under any material Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any material Proprietary Software. The Company Group Entities have materially complied with each license for Open Source Software that is contained in, links to, or from which material Proprietary Software licensed, distributed or made available to third parties by the Company Group Entities derives.
(g)
(i)    Section 4.14(g)(i) of the Disclosure Schedule contains a correct, current, and complete list of material Proprietary Software.

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(ii)    The Company Group Entities are in actual possession of and have exclusive control over a complete and correct copy of the source code for all material proprietary components of the Proprietary Software.
(iii)    No Person (other than employees or service providers working on the Company’s behalf and subject to valid and enforceable written Contracts with reasonable confidentiality arrangements prohibiting use or disclosure except in the performance of services for the Business) has access or the contingent right to access any material proprietary source code owned by the Company Group Entities. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will require the release from escrow or other delivery to any Person of any source code for any material Proprietary Software.
(iv)    To the Knowledge of the Company Group Entities, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any material source code for any Proprietary Software.
(v)    To the Knowledge of the Company Group Entities, no material Proprietary Software contains any bug, defect, or error that materially affects, or could reasonably be expected to materially affect, the value, functionality, or performance of such Proprietary Software.
(h)
(i)    The Company Group Entities do not own any proprietary AI Technologies.
(ii)    Section 4.14(h)(ii) of the Disclosure Schedule contains a correct, current, and complete list of all material Third-Party AI Products used by the Company Group Entities in the conduct of the Business, identifying (A) whether such Third-Party AI Product is a Third-Party Generative AI Product and (B) a link to or list of the terms governing the Company Group Entities’ use (specifying for each, the title, status and effective date) (“Third-Party AI Terms”). The Company Group Entities use and have used all Third-Party AI Products in material compliance with all applicable Third-Party AI Terms. No source code created by the Company Group Entities for its customers have been created using any AI Technologies set forth in Section 4.14(h)(ii) of the Disclosure Schedule without the authorization of such customer.
(iii)    All Training Data used by the Company Group Entities and data submitted to AI Technologies by the Company Group Entities have been used or submitted in compliance with all applicable Laws and Contracts governing such use, in each case, in all material respects. The Company Group Entities have not authorized any data, works or other information of the Company Group Entities to be used as Training Data by any other Person.

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(iv)    The Company Group Entities subject any material software created (in whole or in part) by Generative AI Technologies by the Company Group Entities and, to the Knowledge of the Company Group Entities, on their behalf to a standard code review process before use of such software by the Company Group Entities or any third party, including (A) supplementary quality review by a qualified human developer and (B) scans for Open Source Materials and security vulnerabilities.
(v)    The Company Group Entities have not received any written complaint or notice from a Governmental Authority or any other Person alleging that their use of AI Technologies violates any applicable Law.
Section 4.15    Litigation. Except as set forth in Section 4.15 of the Disclosure Schedule, as of the date hereof, there is, and, for the past three years, there has been, no Litigation pending or, to the Knowledge of the Company Group Entities, threatened against any Company Group Entity or any present or former director, officer or employee of a Company Group Entity for whom a Company Group Entity may be liable or affecting any of assets of a Company Group Entity, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are, and, for the past three years, there have been, no settlement agreements or similar Contracts with any Governmental Authority and no outstanding Orders entered or issued by or subject to any Governmental Authority and notified in writing to a Company Group Entity, against or involving the Company Group Entities, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.16    Compliance with Laws; Consents.
(a)    Each of the Company Group Entities is in compliance in all material respects with, and, to the Knowledge of the Company Group Entities, is not under investigation with respect to and, since January 1, 2023, has not been given written notice of, any violation of any applicable Law.
(b)    Except as set forth in Section 4.16(b) of the Disclosure Schedule, the Company Group Entities own, hold or possess adequate rights to use all licenses, franchises, permits, approvals and similar authorizations from all Governmental Authorities required to conduct the Business as currently conducted (“Licenses”), other than such Licenses the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company Group Entities are in compliance with all of their obligations with respect to such Licenses, and no event has occurred which allows, or upon the giving of notice or the passage of time or both would allow, the revocation or termination of any such License, except, in each case, for such breach of obligations with respect to any License that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Company Group Entity has received any written communication from a Governmental Authority of any suspension, cancellation, withdrawal, revocation or modification of any License or threatening to suspend, cancel, withdraw, revoke or modify any License, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there is no Litigation pending or, to the Knowledge of

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the Company Group Entities, threatened, that seeks the revocation, cancellation or modification of any License, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.17    Anti-bribery; Sanctions.
(a)    None of the Company Group Entities or any of their respective officers, directors, employees or, to the Knowledge of the Company Group Entities, agents, each acting within the scope of their duties and for the benefit of Company Group Entities, has in the last five (5) years violated any applicable Anti-Corruption Laws, Sanctions, Trade Control Laws, or Anti-Money Laundering Laws in any material respects, in each case, in connection with the operation of the Business.
(b)    The Company Group Entities and their respective officers, directors, and employees, in connection with the operation of the Business and acting in such capacity, have not in the last five (5) years (i) received written notice of any actual, alleged or potential violation of any applicable Anti-Corruption, Sanctions, Trade Control Laws, and Anti-Money Laundering Laws, or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company Group Entities, threatened action, audit, or investigation, by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Anti-Corruption, Sanctions, Trade Control Laws, and Anti-Money Laundering Laws.
(c)    Each Company Group Entity has, and in the last five (5) years (i) (A) made and kept books and records that accurately and fairly reflect the transactions of the Company Group Entities in all material respects and (B) devised and maintained a system of internal controls reasonably designed to prevent, detect, and remediate violations of any applicable Anti-Corruption, Sanctions, Trade Control Law, and Anti-Money Laundering Laws, and (ii) had, in place policies, procedures, controls, and systems reasonably designed to ensure compliance with applicable Anti-Corruption, Sanctions, Trade Control Laws, and Anti-Money Laundering Laws.
Section 4.18    Environmental Matters.
(a)    Except as set forth in Section 4.18 of the Disclosure Schedule or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company Group Entities is in compliance with all Environmental Laws and Environmental Licenses, (ii) there is no Litigation pending or, to the Knowledge of the Company Group Entities, threatened in writing against any of the Company Group Entities relating to any Environmental Law, (iii) no Order relating to Environmental Laws has been issued and is currently in effect that would restrict the operation of the Business, and (iv) to the Knowledge of the Company Group Entities, none of the Company Group Entities has released or disposed of any Hazardous Materials at or from the Leased Real Property in violation of the Environmental Law applicable to such Company Group Entities, as the case may be.

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(b)    This Section 4.18 contains the sole and exclusive representations and warranties of the Company Group Entities with respect to Environmental Laws, Environmental Licenses, Hazardous Materials and any other environmental matters.
Section 4.19    Employees; Labor Matters.
(a)    Section 4.19(a) of the Disclosure Schedule sets forth a list of all the labor unions, works councils, or other labor organizations presently representing any employees of the Company Group Entities. Except as listed on Section 4.19(a) of the Disclosure Schedule, no Company Group Entity is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract or understanding with a labor union, works council or other similar labor organization with respect to any employees of such Company Group Entity. Since January 1, 2021 there has not been, there is not presently pending or existing, and, to the Knowledge of the Company Group Entities, there is not threatened in writing, any (i) strike, slowdown, picketing, work stoppage or other material labor dispute by any employees of the Company Group Entities, (ii) material Litigation (including, without limitation, any material unfair labor practices charge) filed by an employee, union or other labor organization with any labor relations board or Governmental Authority relating to the alleged violation of any Law pertaining to labor relations or employment matters, or (iii) petition for certification as a collective bargaining agent for one or more groups of employees of the Company Group Entities.
(b)    The Company Group Entities have delivered or made available to Buyer a schedule that accurately and completely sets forth, with respect to each employee of the Company Group Entities (including any employee of a Company Group Entity who is on a leave of absence or on layoff status): (i) the name of such individual, (ii) date of hire, (iii) age or date of birth, (iv) gender, (v) manager ID, (vi) manager’s reporting level, (vii) whether subject to a collective bargaining agreement, (viii) location, (ix) legal entity, (x) business unit, (xi) cost center, (xii) department/function, (xiii) job title, (xiv) job grade, (xv) salary or hourly wage rate, (xvi) current year target bonus or commission, (xvii) prior year target and actual bonus or commission, (xviii) long-term incentive benefit (if applicable), (xix) details of any upcoming or planned salary increases, (xx) remuneration in kind (if applicable), (xxi) retirement and health and welfare benefit plan participation, (xxii) accrued vacation, sick leave or paid time off, (xxiii) any other extralegal benefit specifying its salary nature, (xxiv) employment status (full time or part time, salary or hourly, and, under applicable Law, exempt or non-exempt), (xxv) union status, (xxvi) scheduled hours per week (i.e., less than 30, 30-40, 40 or more), (xxvii) years of credited service (if different from date of hire), and (xxviii) years or date in position (if different from date of hire).
(c)    The Company Group Entities have delivered or made available to Buyer a schedule that accurately and completely sets forth, with respect to each independent contractor of the Company Group Entities: (i) the name of such independent contractor, (ii) the start date, (iii) contract end date, (iv) state and country of work location, (v) Company Group Entity engaging the independent contractor, (vi) contractor legal entity (if applicable), (vii) a description of such independent contractor duties and responsibilities, and (viii) the rate of pay. The relationship with

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each individual who acts as an independent contractor of any Company Group Entity can be terminated at any time for any reason upon no more than thirty (30) days written notice without amounts being owed to such individual, other than with respect to compensation or payments accrued before the notice of termination.
(d)    With respect to each Company Group Entity, the Company Group Entities have delivered or made available to Buyer accurate and complete copies of all material employee manuals and handbooks relating to the employment of the employees of the Company Group Entities.
(e)    To the Knowledge of the Company Group Entities, no employee or independent contract of any Company Group Entity is in material violation of any term of any Contract, restrictive covenant or fiduciary duty: (i) to a Company Group Entity; or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or any Company Group Entity or (B) to the knowledge or use of trade secrets or proprietary information.
(f)    The Company Group Entities are, and since January 1, 2021 have been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining agreements, arbitral awards, contractual obligations, acquired rights, travel expenses, vacations, commission, fringe benefits, proper classification of non-salary payments, wages and hours matters, worker classification (including the proper classification of workers as independent contractors and consultants and, under applicable Law, exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, equal employment opportunity, employment discrimination, harassment, labor relations, employee leave issues and unemployment insurance. Except as would not have a Material Adverse Effect, the Company Group Entities are in compliance with the Subcontracting Labor Reform.
(g)    The Company and each Company Group Entity is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended or any similar state or local law (“WARN Act”). In the past two years, (i) neither the Company nor any Company Group Entity has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Group Entity.
(h)    Except as set forth in Section 4.19(h), there are no material Litigation pending, or to the Knowledge of the Company Group Entities, threatened in writing to be brought or filed by or with any Governmental Authority in connection with the employment or termination of any employee or former employee of the Company Group Entities or applicant for employment with the Company Group Entities. Since January 1, 2022, to the Knowledge of the Company Group Entities, there have been no material allegations of sexual assault or sexual harassment or

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improper fraternization allegations raised, brought, threatened in writing, or settled by or against relating to any officer or director of any Company Group Entity involving or relating to services provided to a Company Group Entity.
Section 4.20    Employee Benefit Plans and Related Matters.
(a)    Section 4.20(a) of the Disclosure Schedule sets forth a true and correct list of each material Company Group Entities Benefit Plan and separately identifies which Company Group Entity sponsors or maintains each such material Company Group Entities Benefit Plan. Each Company Group Entities Benefit Plan (other than the Company Management Incentive Scheme and any offer letter, employment agreement, consulting agreement or similar agreement that contains severance or termination protections or that otherwise cannot be unilaterally terminated pursuant to applicable Law) can be amended or terminated by the respective Company Group Entity at any time (whether before or after the Closing) without liability or expense to any Company Group Entity (other than for payment of accrued benefits), except to the extent prohibited under ERISA, the Code, or any other applicable Laws.
(b)    With respect to each Company Group Entities Benefit Plan, the Company Group Entities have delivered or made available to Buyer correct and complete copies of (to the extent applicable) (i) each plan document and any trust agreement relating to such plan and any amendments thereto (or, in the case of any such Company Group Entities Benefit Plan that is unwritten, a written description thereof), (ii) the most recent summary plan description, and all related summaries of material modifications, for each Company Group Entities Benefit Plan for which such summary plan description is required, (iii) the three (3) most recent annual reports on Form 5500 and all attachments and schedules thereto filed with the IRS, (iv) the most recent determination or opinion letter, if any, issued by, the IRS, (v) all material written agreements and contracts relating to each Company Group Entities Benefit Plan, including administrative service agreements and group insurance contracts; (vi) all material correspondence to or from, and any non-routine filings with, any Governmental Authority relating to any Company Group Entities Benefit Plan within the prior three (3) years; (vii) the form of all current COBRA forms and related notices; (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Group Entities Benefit Plan; (ix) all nondiscrimination test reports and summaries, if any are required, for each Company Group Entities Benefit Plan for the three (3) most recent plan years; and (x) if a Company Group Entities Benefit Plan is funded, the most recent annual and periodic accounting of Company Group Entities Benefit Plan assets.
(c)    Except as would not reasonably be expected to result in any material liability to the Company Group Entities, (i) each Company Group Entities Benefit Plan has been established, qualified, amended, invested, maintained, operated, funded, and administered in accordance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions, premium payments, and other payments required to be made with respect to any Company Group Entities Benefit Plan on or before the date hereof have been timely made and all obligations in respect of each Company Group Entities Benefit Plan as of the date hereof have been timely accrued and reflected in the Financial Statements to the extent required by IFRS.

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(d)    Each Company Group Entities Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter as to its qualification, or may rely on an opinion letter for a pre-approved plan document from the IRS as to its qualified status, and is qualified in form and operation under Section 401(a) of the Code, and each trust for each such Company Group Entities Benefit Plan is exempt from federal income tax under the Section 501(a) of the Code, and (ii) no event has occurred or circumstance exists that is likely to give rise to disqualification or loss of tax-exempt status of any such Company Group Entities Benefit Plan or its related trust.
(e)    None of the Company Group Entities, nor any ERISA Affiliate, has, in the past six (6) years sponsored, established, maintained, participated in, or contributed to, or currently has any direct, indirect or contingent liability with respect to (i) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) other than the TriNet 401(k) Plan, as adopted by Neoris USA, Inc., a “multiple employer plan” (within the meaning of Section 413 of the Code), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) any “pension plan” (as defined in Section 3(2) of ERISA), including any plan that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, or (v) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Group Entities Benefit Plan is subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA. None of the Company Group Entities has incurred any liability under Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code as a result of being considered a single employer or under common control with any ERISA Affiliate that remains unsatisfied as of the date of this Agreement. No Company Group Entities Benefit Plan provides life insurance, health or other welfare benefits to current or former employees of the Company Group Entities after his or her retirement or other termination of employment or service, and no Company Group Entity has ever represented, promised or contracted (whether orally or in writing) to any current or former employee of the Company Group Entities, that such benefits would be provided, other than health continuation coverage pursuant to COBRA or other applicable Law.
(f)    Except as would not reasonably be expected to result in any material liability to the Company Group Entities, no actions, suits or claims (other than routine claims for benefits in the Ordinary Course) are pending or, to the Knowledge of the Company Group Entities, threatened in writing, involving any Company Group Entities Benefit Plan. To the Knowledge of the Company Group Entities, no Company Group Entities Benefit Plan is currently under investigation or audit by any Governmental Authority.
(g)    Except as disclosed on Section 4.20(g) of the Disclosure Schedule and except as would not reasonably be expected to result in material liability to the Company Group Entities, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s)) will: (i) result in the acceleration or creation of any rights of any current or former employee, director or consultant of the Company Group Entities to payments or benefits or increases in any payments or benefits or any loan forgiveness, (ii) require any Company Group Entity or any current or future parent or successor thereof to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual; or (iii) result in any

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restriction or additional cost that does not exist on the date of this Agreement outside of the transactions contemplated by this Agreement on the rights of any Company Group Entity to amend or terminate any material Company Group Entities Benefit Plan.
(h)    No Company Group Entity, ERISA Affiliate, nor to the Knowledge of the Company Group Entities, any other Person, including any fiduciary, has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Sections 406 and 407 of ERISA) that has not been corrected, which would subject any of the Company Group Entities Benefit Plans or their related trusts, or any of the Company Group Entities or any Person that any Company Group Entity has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
Section 4.21    Tax Matters.
(a)    Except as disclosed on Section 4.21(a) of the Disclosure Schedule, each of the Company Group Entities has timely filed all income Tax Returns and all material non-income Tax Returns that it was required to file in accordance with applicable Law, and all such Tax Returns are true, complete and correct in all material respects. Each of the Company Group Entities has timely paid all Taxes that it was required to pay (whether or not shown on a Tax Return) in accordance with applicable Law.
(b)    Except as disclosed on Section 4.21(b) of the Disclosure Schedule, there is no Litigation, audit, examination, dispute, claim, investigation or other administrative or judicial proceeding with respect to any material amount of Taxes or material Tax Returns of or with respect to the Company Group Entities (a “Tax Audit”) that is currently pending, and there have been no deficiencies for any material amount of Taxes asserted or assessed by any Taxing Authority except for deficiencies which have been fully satisfied by payment, settled or withdrawn. None of the Company Group Entities has received any written notice from any Taxing Authority that such Taxing Authority intends to conduct a Tax Audit, which remains unresolved.
(c)    Except as disclosed on Section 4.21(c) of the Disclosure Schedule, none of the Company Group Entities has waived any statute of limitations in respect of any Taxes or any Tax Returns or agreed to any extension of time with respect to an assessment or deficiency of any Taxes (other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business), which waiver or extension is still in effect.
(d)    Except for Neoris Espanã, S.L.U, none of the Company Group Entities (i) has ever been a member of an affiliated group filing a consolidated, combined, joint, unitary or similar Tax Return, other than a group of which the Company (or any of the Company Subsidiaries) has been the common parent, or (ii) has any liability for any Taxes of any Person (other than the Company Group Entities) under any applicable Law (including under Treasury Regulations Section 1.1502-6 or any corresponding or similar provision of state, local or non-U.S. Law), as transferee or successor, or by Contract (other than customary contracts entered into in the Ordinary Course of Business the principal subject of which is not Taxes).

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(e)    None of the Company Group Entities is a party to or bound by any Tax sharing, allocation, indemnity or similar agreement or arrangement pursuant to which it will have any obligation after the Closing to make any payments or share, allocate or otherwise apportion any Tax liability or benefit, or transfer or assign income, revenues, receipts or gains for the purpose of determining any Person’s liability for Taxes, other than (i) credit or other commercial agreements or arrangements the primary purpose of which does not relate to Taxes, and (ii) agreements or arrangements solely between or among the Company Group Entities.
(f)    All Taxes required to be withheld or collected by the Company Group Entities have been withheld or collected and timely paid over to the appropriate Taxing Authorities in compliance in all material respects with applicable Law. Each Company Group Entity has properly collected all material sales, use, turnover, value added and similar Taxes required to be collected by it, and has timely remitted all such Taxes to the appropriate Taxing Authorities.
(g)    Each Company Group Entities Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies in form and operation the requirements of Section 409A of the Code. No Company Group Entity has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty Tax or interest under Section 409A of the Code.
(h)    There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company Group Entities to which a Company Group Entity is a party or by which a Company Group Entity is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, in connection with the transactions contemplated by this Agreement and other agreements contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). No stock of any Company Group Entity is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder), such that the Company is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code. No Company Group Entity has any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise Taxes under Section 4999 of the Code.
(i)    As of the Balance Sheet Date, none of the Company Group Entities has any material liabilities for unpaid Taxes which have not been accrued or reserved on the face of the balance sheet included in the Unaudited Financial Statements (rather than any notes thereto), and none of the Company Group Entities has incurred any liability for Taxes other than in the Ordinary Course of Business since the Balance Sheet Date.
(j)    Except as set forth in Section 4.21(j) of the Disclosure Schedule, none of the Company Group Entities will be required to include any material item of income in, or exclude

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any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) change in, or improper use of, method of accounting prior to the Closing (including under Section 481 of the Code or any corresponding or similar provision of state, local or non-U.S. Law), (ii) installment sale or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount received prior to the Closing, (iv) agreement entered into with any Taxing Authority prior to the Closing (including any “closing agreement” within the meaning of Section 7121 of the Code or any corresponding or similar provision of state, local or non-U.S. Law), or (v) application of Section 965(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).
(k)    None of the Company Group Entities has been, during the applicable period provided in Section 897(c) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(l)    None of the Company Group Entities (i) has or has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has or has had an office or fixed place of business in a country other than the country in which it is organized, (ii) has been notified in writing by any Taxing Authority in a jurisdiction where such Company Group Entity does not file Tax Returns that such Company Group Entity is or may be subject to Tax in that jurisdiction, which currently remains unresolved, or (iii) is a party to any joint venture, partnership or other agreement that would reasonably be expected to be treated as a partnership pursuant to U.S. federal Tax Law (or any corresponding or similar provision of state, local or non U.S. Tax Law).
(m)    The Company is not a “controlled foreign corporation” as defined in Section 957 of the Code. None of the Company Group Entities is (i) a “passive foreign investment company” as defined in Section 1297 of the Code, (ii) treated as a United States person under Section 897(i) of the Code, or (iii) a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law). Other than Neoris USA Inc. and ForeFront LLC, none of the Company Group Entities holds any assets that constitute “United States property” within the meaning of Section 956 of the Code.
(n)    None of the Company Group Entities has participated or been engaged in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).
(o)    None of the Company Group Entities (i) is a party to a gain recognition agreement under Section 367 of the Code that is currently in effect, or (ii) has transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code.
(p)    None of the Company Group Entities has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two (2) years prior to the date of this Agreement.

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(q)    There are no Liens on the assets of any of the Company Group Entities relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.
(r)    To the Knowledge of the Company Group Entities, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday or other Tax reduction agreement or any order, judgment, ruling or other similar requirement adopted or applied by a Taxing Authority to which any of the Company Group Entities is a party to or subject.
(s)    No entity classification election pursuant to U.S. Treasury Regulation Section 301.7701-3 has been filed with respect to any of the Company Group Entities.
(t)    There is no material outstanding liability for unclaimed property or escheat with respect to any of the Company Group Entities.
Section 4.22    Insurance. Section 4.22 of the Disclosure Schedule sets forth a true and correct list of all material insurance policies relating to the Company Group Entities or its or their employees, officers or directors. All such policies are in full force and effect. Except as set forth in Section 4.22 of the Disclosure Schedule, there is no pending claim by the Company Group Entities under any of such policies with respect to which coverage has been questioned, denied or disputed by the underwriters of such policies, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All premiums payable under such policies have been timely paid, and each of the Company Group Entities has otherwise complied with the terms and conditions of such policies, except for those the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Section 4.22 of the Disclosure Schedule, to the Knowledge of the Company Group Entities, there has been no written threatened termination or non-renewal of, premium increase with respect to, or alteration of coverage under, any of such policies.
Section 4.23    Affiliate Transactions. Section 4.23 of the Disclosure Schedule sets forth a true and correct list of all Contracts relating to an Affiliate Transaction that are currently pending or in effect. Except as set forth in Section 4.23 of the Disclosure Schedule, no Company Group Entity is party to any Affiliate Transaction.
Section 4.24    Information Technology; Privacy and Data Security.
(a)    The Company has a reasonable written information security program covering the Company Group Entities that (i) includes reasonable safeguards for the security, confidentiality, and integrity of transactions and Sensitive Data and (ii) is designed to protect the Company IT Systems that it owns or controls (and all Sensitive Data therein) from being affected by material viruses, bugs, cyberattacks or other software or hardware that are intended to impair its proper functioning, and from unauthorized access thereto.
(b)    Except as set forth in Section 4.24(b) of the Disclosure Schedule, the Company IT Systems are, in accordance with good industry practice, reasonable and sufficient to support and

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operate the Business. Since January 1, 2021, there has been no (i) material disruption, interruption or outage of any Company IT Systems owned or controlled by the Company Group Entities (or, to the Knowledge of the Company Group Entities, by any third-party service provider with respect to the Sensitive Data of the Company Group Entities) or (ii) material breach of security or other material loss, unauthorized access, use, acquisition or disclosure by third parties to any Sensitive Data in the possession, custody or control of, or to the Knowledge of the Company Group Entities on behalf of, any Company Group Entities.
(c)    Each of the Company Group Entities have contractually obligated all third parties Processing their Sensitive Data to take reasonable steps to (i) comply with applicable Laws and regulations, (ii) protect and secure Sensitive Data from loss, theft, unauthorized or unlawful Processing or other misuse, (iii) comply with all terms required to be imposed on such third parties under applicable Privacy Obligations, and (iv) comply with contractual obligations that are no less protective on any other third parties Processing the Company Group Entities’ Sensitive Data on their behalf.
(d)    Each of the Company Group Entities is, and has been since January 1, 2021, in compliance, in all material respects, with each Privacy Obligation. Each of the Company Group Entities has adopted and published privacy notices and policies that describe their privacy practices (as applicable), to the Company Group Entity’s website or other electronic platform and materially complied with those notices and policies. For the past three years, none of the Company Group Entities has received any written complaints that the Processing of Personal Data by any of the Company Group Entities violates any applicable Laws.
(e)    No Person (including any Governmental Authority) has, in the last three years, threatened to bring any proceeding involving a Governmental Authority pursuant to any written notice, or commenced any proceeding against the Company Group Entities with respect to any of the Company Group Entities’ privacy, security or data protection practices or Privacy Obligations, including any loss, damage or unauthorized access, use, disclosure, modification or other misuse of any Personal Data maintained by, or on behalf of, any of the Company Group Entities and, to the Knowledge of the Company Group Entities, there is no reasonable basis for such proceeding.
(f)    To the Knowledge of the Company Group Entities, none of the Personal Data in the possession, custody or control of any of the Company Group Entities has been provided to any Company Group Entity by a third party in material violation of Laws, or Privacy Obligation, or in a manner materially inconsistent with such third party’s own Privacy Policies.
Section 4.25    Brokers and Finders. Except as set forth in Section 4.25 of the Disclosure Schedule, (a) no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any Company Group Entity, and (b) no such Person is entitled to any fee, commission or other compensation from any Seller, any Company Entity, or Buyer or any of their respective Affiliates, in each case, in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

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Section 4.26    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (as modified by the Disclosure Schedule), neither the Company nor any other Person on behalf of the Company Group Entities makes or has made any other representation or warranty, expressed or implied, at Law or in equity, with respect to the Company Group Entities or their businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers and the Company as of the date hereof as follows:
Section 5.1    Authorization; Binding Effect. Buyer has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been, duly and validly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement and the other Transaction Documents to which Buyer is a party. Each of this Agreement and the other Transaction Documents to which Buyer is a party is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Limitations.
Section 5.2    Corporate Status. Buyer is duly (a) organized, validly existing and in good standing under the Laws of the State of Delaware and (b) qualified or licensed to do business in each of the jurisdictions in which such qualification or licensing is necessary, except, in the case of this clause (b), where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.
Section 5.3    Governmental Approvals and Third Party Approvals. Assuming the accuracy of the representations and warranties of Sellers set forth in Section 3.4 and Section 3.5 and of the Company set forth in Section 4.5 and Section 4.6, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, require no Consent of, with or to any Person, other than (a) the consents, authorizations, permits, actions, filings or approvals of, or notifications to, any Person as set forth in Section 6.5 and Section 6.6(b) of the Disclosure Schedule, (b) as required under the Exchange Act, Securities Act or other state or federal securities Laws and the rules and regulations of the New York Stock Exchange, or (c) where failure to obtain such Consents would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.
Section 5.4    No Conflicts. Assuming the accuracy of the representations and warranties of Sellers set forth in Section 3.4 and Section 3.5 and of the Company set forth in

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Section 4.5 and Section 4.6, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both): (a) any applicable Law; (b) the organizational documents of Buyer; or (c) any Contract to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected, except where the violation, breach, conflict, default, acceleration or failure to give notice would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 5.5    Litigation. There is no Litigation pending or, to the Knowledge of Buyer, threatened in writing against Buyer that would reasonably be expected to result in any liability for Buyer that would, individually or in the aggregate, have a Buyer Material Adverse Effect.
Section 5.6    Brokers and Finders. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement, and no such Person is entitled to any fee or commission from Sellers, the Company Group Entities or any of their Affiliates in connection with the transactions contemplated by this Agreement.
Section 5.7    Sufficiency of Funds.
(a)    Buyer has the financial capacity and liquidity to pay and perform its obligations under this Agreement, including the payment of the Final Purchase Price, as of the date hereof, and any and all fees and expenses of the Buyer related to the transactions contemplated by this Agreement and to satisfy all of the other payment obligations of the Buyer contemplated hereunder and, if applicable, under the other Transaction Documents.
(b)    The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.
Section 5.8    Solvency. As of the date hereof and immediately after giving effect to the transactions contemplated hereby, Buyer is and will be solvent under applicable Law.
Section 5.9    Disclaimer Regarding Projections. In connection with Buyer’s investigation of the Company Group Entities, Sellers, the Company Group Entities and their respective Representatives have delivered, or made available to Buyer and its respective Affiliates and Representatives, certain projections and other forecasts, including projected financial statements, cash flow items and other data of Sellers or the Company Group Entities relating to the Company Group Entities and certain business plan information of the Company Group Entities. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly are not relying on them, (b) Buyer is familiar with such uncertainties, (c) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to Buyer, and (d) Buyer and its respective Affiliates and Representatives shall have no

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action, cause of action, claim, cross-claim or third-party claim against Sellers or any of the Company Group Entities or any of their respective equityholders, Affiliates, Representatives or any other Person with respect thereto (except in the event of Fraud of any Seller or Company Group Entity in connection therewith). Accordingly, Buyer acknowledges and agrees that, without limiting the generality of this Section 5.9, none of Sellers, the Company Group Entities or any of their respective equityholders, Affiliates or Representatives has made any representation or warranty with respect to such projections and other forecasts and plans.
Section 5.10    Purchase for Investment. Buyer is purchasing the Purchased Interest solely for investment for its own account and not with a view to, or for any offer or sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Purchased Interest in violation of the federal securities Laws or any applicable foreign or state securities Laws. Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act. Buyer acknowledges that the Purchased Interest is not registered under any securities Laws, and that the Purchased Interest may not be transferred or sold except pursuant to an applicable exemption therefrom and subject to securities Laws, as applicable. Buyer acknowledges that there is currently no public market for the Purchased Interest and that there can be no assurance that a public market shall develop. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interest.
Section 5.11    No Additional Representations; No Reliance.
(a)    Buyer acknowledges and agrees that none of Sellers, the Company Group Entities or any of their respective equityholders, Affiliates or Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Sellers, the Company Group Entities, their respective assets or business or other matters that are not specifically included in Article III or Article IV of this Agreement or in representations or warranties expressly made by a Seller or Company Group Entity in any other Transaction Document. Without limiting the generality of the foregoing, none of Sellers, the Company Group Entities or any of their respective equityholders, Affiliates or Representatives, nor any other Person, has made a representation or warranty to Buyer with respect to, and none of Sellers, the Company Group Entities or any other Person shall be subject to any liability or obligation to Buyer or any other Person resulting from, Sellers, the Company Group Entities or their respective Representatives making available to Buyer, (i) any projections, estimates or budgets for the Company Group Entities or (ii) any other materials, documents, summaries of documents or information relating to the Company Group Entities made available to Buyer or its Representatives in the Data Room, confidential information memorandum, management presentations or otherwise, in each case, except (x) as expressly covered by a representation or warranty set forth in Article III or Article IV of this Agreement or in any other Transaction Document or (y) in the event of Fraud of any Seller or Company Group Entity in connection therewith. Buyer acknowledges and agrees that each and all the representations and warranties contained in Article III or Article IV of this Agreement shall be qualified with all information, facts and circumstances made available to the Buyer in the Disclosure Schedule.

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(b)    Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that none of Sellers, the Company Group Entities or any of their respective equityholders, Affiliates or Representatives are making any representation or warranty whatsoever, express or implied, beyond those expressly made by Sellers in Article III or by the Company, with respect to it and the Company Subsidiaries, in Article IV of this Agreement or made by a Seller or Company Group Entity in any other Transaction Document, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the assets of the Company Group Entities and, except as expressly provided in Article III or Article IV of this Agreement or in any other Transaction Document and subject to the terms and conditions of Article III or Article IV of this Agreement or in any other Transaction Document, it is understood that Buyer is acquiring the Purchased Interest (and indirectly the Company Group Entities and their assets) as is and where is with any and all faults and defects as of the Closing.
(c)    In furtherance of the foregoing, Buyer acknowledges that it is not relying on any representation or warranty of Sellers, the Company Group Entities or any of their respective equityholders, Affiliates or Representatives, other than those representations and warranties specifically made by Sellers in Article III or by the Company in Article IV of this Agreement or made by a Seller or Company Group Entity in any other Transaction Document. Buyer acknowledges that Buyer has conducted to its satisfaction an independent investigation of the financial condition, liabilities, obligations, procedures, results of operations and projected operations of the Company Group Entities and the nature and condition of the properties, assets and businesses of the Company Group Entities and, in making the determination to proceed with the transactions contemplated hereby, have relied solely on the results of their own independent investigation and the representations and warranties set forth in Article III or Article IV and in any other Transaction Document and it has been furnished with or given access to such documents and information about the Company Group Entities and their respective businesses and operations as Buyer and its Representatives have deemed necessary to enable them to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
(d)    Except for the representations and warranties contained in this Article V, neither Buyer nor any other Person on behalf of Buyer makes or has made any other representation or warranty, expressed or implied, at Law or in equity.
ARTICLE VI
COVENANTS
Section 6.1    Conduct of Business.
(a)    From the date hereof until the earlier of the valid termination of this Agreement and the Closing, except (v) as otherwise expressly contemplated by this Agreement or required by any Order or applicable Laws, (w) as set forth in Section 6.1 of the Disclosure Schedule, (x) as described in or contemplated by the budget of the Company Group Entities which has been made available to Buyer at least three (3) Business Days prior to the date hereof and has not been amended or otherwise modified thereafter (such budget, the “Company Budget”), (y) consented

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to or approved in writing in advance by Buyer (which consent or approval shall not be unreasonably withheld, conditioned or delayed) or (z) for actions or measures that are taken (or omitted to be taken) reasonably in response to an Emergency Condition, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, each of the Sellers and the Company shall use their respective commercially reasonable efforts to, or cause the Company Group Entities to, (1) conduct the Business in the Ordinary Course of Business and (2) preserve the goodwill and maintain current relationships of each Company Group Entity with material customers and (B) without limiting the foregoing, shall not, and shall not permit any Company Group Entity to, do any of the following:
(i)    (A) amend the certificate of formation, incorporation agreement, bylaws, limited liability company agreements or similar organizational documents (whether by merger, consolidation or otherwise) of any of the Company Group Entities, (B) form any subsidiary or (C) other than the ongoing liquidation of Neoris Consulting Services India Private Limited, adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization of a Company Group Entity;
(ii)    (A) adjust, split, combine, subdivide or reclassify any equity interest or any class of equity interests of any Company Group Entity, or any securities convertible into any such equity interests, or any rights, warrants, calls, subscriptions or options to acquire any such equity interests or convertible securities, (B) redeem, purchase or otherwise acquire, directly or indirectly, any equity interest or any class of equity interests of any Company Group Entity (other than with respect to any wholly owned subsidiary of the Company), or (C) declare, set aside or pay any dividend or other distribution with respect to any equity interest or any class of equity interests of any Company Group Entity;
(iii)    (A) issue, deliver or sell, authorize the issuance, delivery or sale of, pledge, dispose of or grant to any Person any right or option to acquire, any equity interest or any class of equity interests of the Company Group Entities, or any securities convertible into any such equity interests, or any rights, warrants, calls, subscriptions or options to acquire any such equity interests or convertible securities, or (B) amend any term of any equity interest or any class of equity interests of the Company Group Entities, or any securities convertible into any such equity interests, or any rights, warrants, calls, subscriptions or options to acquire any such equity interests or convertible securities (in each case, whether by merger, consolidation or otherwise);
(iv)    (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, (1) any securities or interests in other Persons or (2) any other assets or properties, other than capital expenditures as set forth in the Company Budget, or (B) make any capital expenditure, or incur any obligations or liabilities in respect thereof, other than (1) as set forth in the Company Budget or (2) to the extent it does not exceed, individually or in the aggregate, $1,000,000;

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(v)    (A) sell, lease, license, abandon, transfer, dispose of, or create or incur any Lien on, any assets, securities, interests or businesses of the Company Group Entities, other than inventory, goods and services in the Ordinary Course, or (B) enter into any sale-leaseback transaction;
(vi)    create, incur, assume, or otherwise be liable with respect to any indebtedness for borrowed money or guarantees, except (A) for such indebtedness (1) incurred as of the date hereof and for which documentation relating thereto have been made available to Buyer prior to the date hereof or (2) whose principal amount outstanding does not exceed, individually or in the aggregate, $1,000,000 and (B) for performance bonds and guarantees in the Ordinary Course;
(vii)    (A) enter into any agreement or arrangement that could, after the Closing Date, limit or restrict in any respect any of the Company Group Entities from engaging or competing in any line of business, in any location or with any Person, (B) amend or modify in any material respect or terminate any Material Contract, other than in the Ordinary Course, (C) otherwise waive, release, terminate, amend, cancel, renew or assign any rights, claims or benefits of a Company Group Entity under any Material Contract, other than in the Ordinary Course, or (D) enter into or amend any Contract that, if existing on or prior to the date hereof, would be a Material Contract, other than in the Ordinary Course of Business;
(viii)    change the Accounting Principles or methods of accounting of the Company Group Entities in any material respect, except as required by applicable Laws or concurrent changes in the IFRS;
(ix)    enter into or amend any severance, retention, termination, employment, consulting, bonus or change in control agreement with, any current or former director, officer or employee, other than: (A) in connection with the transactions contemplated in this Agreement to the extent amounts payable pursuant thereto will constitute Transaction Expenses, (B) payments to be made by Sellers, or their Affiliates (other than the Company Group Entities), (C) with newly hired or promoted employees or contractors in the Ordinary Course, (D) severance payments to terminated employees, which severance payments shall not exceed $200,000 per terminated employee, (E) retention bonus agreements with employees, with retention bonus amounts that will not exceed $370,000 in the aggregate, or (F) as permitted in Section 6.1(a)(x) below;
(x)    (A) materially increase the compensation or benefits provided to any current or former director, officer or employee, other than (1) in the Ordinary Course in accordance with the Company Group Entities’ merit increase guidelines as in effect from time to time or in accordance with the terms of any applicable collective bargaining agreement or employment Contract, (2) in the Ordinary Course in accordance with local or industry norms or legal practices, (3) in connection with promotions in the Ordinary Course or (4) the Company Management Incentive Scheme; (B) terminate, adopt or materially amend any Company Group Entities Benefit Plans (or any arrangement that would constitute a Company Group Entities Benefit Plan, if adopted), except (i) to the

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extent required by applicable Law, (ii) as necessary to conform any such Company Group Entities Benefit Plans with applicable Law, (iii) to comply with this Agreement, or (iv) with respect to the Company Management Incentive Scheme, to amend and terminate such Company Management Incentive Scheme upon the Closing and distribute amounts payable thereunder; (C) enter into or negotiate in connection with entering into any collective bargaining agreement or other contract with any labor organization, union or employee organization relating to any employee of the Company Group Entities; or (D) commence or terminate the employment or promote any director or employee of any of the Company Group Entities (except for (1) terminations for cause or (2) actions taken in the Ordinary Course);
(xi)    amend or modify any Privacy Policy or data security practices of any Company Group Entity in any manner that would result in any material breach or violation of any applicable Law or any other material Privacy Obligation of the Company Group Entities, except as required by applicable Law;
(xii)    (A) sell, lease, exclusively license, abandon, fail to maintain or permit to lapse (in whole or in part), pledge, transfer, dedicate to the public, or dispose of, create or incur any Lien on (other than Permitted Liens), grant to any third party any license in, or enter into any release, immunity or covenant not to sue with respect to any of the material Company Intellectual Property (other than grants of licenses that are subject to the exclusion in Section 4.10(a)(xiii)(B)) or (B) fail to maintain or protect the confidentiality of any material trade secret or, proprietary source code, or other material confidential information related to the Business;
(xiii)    compromise, waive, settle or agree to settle any Litigation, other than (A) compromises, waivers, settlements or agreements in the Ordinary Course that would not impose any restriction on or create any adverse precedent for Buyer or any subsidiary or Affiliate of Buyer after the Closing (including any Company Group Entity) or impose any equitable relief on, or the admission of wrongdoing by, any Company Group Entity or (B) for Litigation involving amounts not to exceed, individually or in the aggregate, $250,000;
(xiv)    (A) make, change or revoke any Tax election, (B) change any annual accounting period, or adopt or change any accounting method with respect to Taxes, (C) file any material amended Tax Return, (D) enter into any closing agreement or other similar agreement with any Governmental Authority with respect to Taxes, (E) settle or compromise any Tax claim, assessment, audit or dispute, or surrender any right to claim a refund of Taxes, (F) knowingly transfer, dispose or destroy any documents that constitute material accounting, financial or Tax books and records of the Company Group Entities, or (G) file any Tax Return with respect to Income Taxes without first providing Buyer with a reasonable opportunity to review and provide comments thereon (which shall be incorporated into such Tax Return to the extent such comments are consistent with the past practices of the Company Group Entities and applicable Law);

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(xv)    enter into any new Affiliate Transaction or enter into any agreement, arrangement or understanding contemplating or relating to any new Affiliate Transaction; or
(xvi)    agree, resolve or commit to do any of the foregoing.
(b)    Buyer shall use commercially reasonable efforts to promptly respond in writing to any Notice requesting its consent under Section 6.1(a), including, in the case of any denied requests, a good faith description of Buyer’s justification for its denial. In the event Buyer fails to respond to such Notice requesting its consent within three (3) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the Notice delivered to Buyer), such request will be deemed to have been approved by Buyer in accordance with the terms of Section 6.1(a).
(c)    Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company Group Entities or the Business prior to Closing.
(d)    From the date hereof until the earlier of the valid termination of this Agreement and the Closing, Buyer shall not, and shall not permit any of its Affiliates to acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets or equity of, any Person, or enter into any new line of business, if such action could reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or materially and adversely affect the ability of Buyer or any of its Affiliates to procure Consents from any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated hereby or (B) materially increase the risk of any Governmental Authority entering any Order prohibiting the consummation of the transactions contemplated hereby.
Section 6.2    Access and Information.
(a)    Subject to Section 11.5 of this Agreement, from the date hereof until the earlier of the valid termination of this Agreement and the Closing, each of the Sellers and the Company shall, and shall cause each of the Company Group Entities (to the extent under the control of such Seller) to, provide Buyer and its Representatives with reasonable access (at Buyer’s sole cost and expense), during normal business hours, to the officers, employees, properties, assets, books and records relating to the Company Group Entities as Buyer shall reasonably request from time to time; provided that the Sellers or the Company Group Entities may restrict the foregoing access to the extent required by applicable Law or if the Sellers or the Company Group Entities reasonably believe in good faith that the information requested by Buyer (i) is subject to confidentiality obligations of a Company Group Entity to third parties pursuant to a Contract or the disclosure of such information would result in the loss of attorney-client privilege (but Sellers and the Company Group Entities shall use their respective commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege) or (ii) primarily relates to bids received from others prior to the date hereof and information and analysis (including financial analysis) relating to such bids; provided, further, that in the exercise of the foregoing rights, Buyer shall not, and shall not permit its

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Representatives to, (x) unduly interfere with the operation and conduct of the Business or conduct any sampling, testing, analysis or intrusive investigation of any air, soil, soil gas, surface water, groundwater, building materials, or other environmental media on Leased Real Property or (y) prior to the Closing, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated hereby. All information received pursuant to this Section 6.2(a) shall be governed by the terms of the Confidentiality Agreement.
(b)    Buyer shall not, and shall not permit its Representatives to, contact or otherwise communicate with the customers or suppliers of any of the Company Group Entities regarding the transactions contemplated hereby unless, in each instance, approved in writing in advance by Sellers’ Representative or the Company. Notwithstanding anything to the contrary herein, nothing herein shall restrict Buyer or any of its Affiliates or Representatives from conducting their respective businesses in the ordinary course, including, but not limited to, contacting or otherwise communicating in the ordinary course and consistent with past practice with existing customers, suppliers or distributors or other Persons party to existing relationships with Buyer or any of its Affiliates or Representatives.
(c)    During the seven (7)-year period beginning on the Closing Date, Buyer shall use reasonable best efforts not to dispose, or permit the disposal, of any accounting, financial or tax books and records of the Company Group Entities relating to periods prior to the Closing Date without giving reasonable prior written notice to Sellers’ Representative and offering to deliver the same to Sellers’ Representative at Sellers’ expense in proportion to their respective Seller Percentages, and, to the extent reasonably requested in writing by Sellers’ Representative to Buyer during such period, Sellers’ Representative shall be granted by Buyer and the Company Group Entities reasonable access (at Sellers’ cost and expense) to such information during normal business hours.
Section 6.3    Public Announcements. So long as this Agreement is in effect, none of Buyer, Sellers, or the Company shall, and none of them shall permit their respective Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, except as required by applicable Law or by the rules and regulations of any securities exchange or national market system upon which the securities of Buyer or Sellers (or their respective Affiliates) are listed, in which case such Party shall use its commercially reasonable efforts to provide the other Parties with reasonable time, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to publication. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, Buyer, Sellers and the Company.
Section 6.4    Rep and Warranty Insurance Policy.
(a)    Buyer has obtained a stand-alone representation and warranty insurance policy (the “Rep and Warranty Insurance Policy”) selected by Sellers in the name and for the benefit of Buyer and its Affiliates and their respective Representatives, that insures in accordance with its terms Buyer and its Affiliates and their respective Representatives for any losses deriving

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from a breach, or any failure to be true, of the representations and warranties given by Sellers or by the Company to Buyer under this Agreement. All premiums, fees, retention, costs and expenses of the Rep and Warranty Insurance Policy shall be borne by Buyer. Buyer shall cause the Rep and Warranty Insurance Policy to at all times expressly provide that: (i) except in the event of Fraud by Sellers or any Company Group Entity, the insurer has no subrogation, assignment, recovery or other rights, and will not pursue any claim, against Sellers, the Company Group Entities or their Affiliates; provided, however, that any Seller or any Company Group Entity who did not commit such Fraud shall not have liability to Buyer, any insurer, or any other Person with respect to such Fraud in connection with any Transaction Document, the Rep and Warranty Insurance Policy, or otherwise; (ii) Sellers, the Company Group Entities and their Affiliates and Representatives are third party beneficiaries of the insurer’s agreement to not pursue any claim against Sellers, the Company Group Entities and their Affiliates; (iii) Buyer may not modify the limitations on subrogation, assignment, recovery or other rights against Sellers, the Company Group Entities and their Affiliates in the Rep and Warranty Insurance Policy without Sellers’ Representative’s prior written consent; and (iv) Buyer shall not amend, modify or otherwise change, terminate or waive any provision of the Rep and Warranty Insurance Policy affecting clause (i), (ii) or (iii) above without Sellers’ Representative’s prior written consent.
(b)    Except in connection with a claim based on Fraud, (i) neither Sellers, nor the Company Group Entities shall have any direct or indirect liability or obligation of any kind or any nature in connection with the Rep and Warranty Insurance Policy and (ii) neither Buyer, any insurer nor any of their respective Affiliates or Representatives shall have any recourse against Sellers, the Company Group Entities or their Affiliates for breaches of the representations and warranties contained herein; provided, however, that in neither case shall any Seller or any of the Company Group Entities who did not commit such Fraud have liability to Buyer, any insurer, or any other Person with respect to such Fraud in connection with any Transaction Document, the Rep and Warranty Insurance Policy, or otherwise.
Section 6.5    Third Party Consents. The Company Group Entities shall use commercially reasonable efforts to obtain Consents under the Contracts set forth in Section 6.5 of the Disclosure Schedule that are necessary to be obtained in order to consummate the transactions contemplated by this Agreement (other than any regulatory approvals pursuant to Section 6.6). Buyer shall use its commercially reasonable efforts to assist the Company Group Entities in obtaining such Consents, including by providing all documents and information, in each case, that may be reasonably requested in writing in connection therewith. Buyer shall pay directly, or promptly reimburse the Company Group Entities upon demand, for any and all reasonable and documented costs and expenses incurred by the Company Group Entities in obtaining, at the express written direction of Buyer, Consents pursuant to this Section 6.5. For the avoidance of doubt, obtaining any Consents pursuant to this Section 6.5 shall not be a condition to the Closing. Buyer acknowledges and agrees that Sellers, the Company Group Entities and their respective Affiliates will have no liability whatsoever to Buyer (and Buyer will not be entitled to assert any claims) arising out of or relating to the failure to obtain the Consents contemplated by this Section 6.5 or because of the default, acceleration or termination of any such Contract as a result thereof.

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Section 6.6    Efforts.
(a)    Subject to the terms and conditions of this Agreement, each of the Parties shall use their reasonable best efforts to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event before the Longstop Date (or the Extended Longstop Date, as applicable), including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, obtaining as promptly as reasonably practicable (and in any event no later than the Longstop Date (or the Extended Longstop Date, as applicable)) all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the transactions contemplated by this Agreement expeditiously and executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the Sellers or the Company Group Entities be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for or triggered by the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise.
(b)    In furtherance and not in limitation of the foregoing, each Party hereto agrees to make filings (or, for jurisdictions where submission of a draft prior to formal notification is appropriate, a draft thereof) if required under the Antitrust Laws of the jurisdictions listed in Section 6.6(b) of the Disclosure Schedule with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event within seven (7) Business Days of the date hereof, after circumstances that trigger such a filing requirement occur, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to applicable Law, including applicable Antitrust Law. None of the Parties shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period, or enter into a timing agreement, including any agreement to delay the consummation or not to consummate the transactions contemplated hereby, with any Governmental Authority without the prior written consent of the other Party.
(c)    Each of the Parties shall, and shall cause its Affiliates to, (i) consult and cooperate in all respects with each other Party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Parties as promptly as practicable all information required for any application or other filing to be made by the other Parties pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Parties of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish Buyer and Sellers promptly with copies of all correspondence, filings and communications between them and any Governmental Authority with respect to the transactions contemplated by this Agreement; (iv) respond as promptly as practicable to any inquiries received from, and supply as promptly as practicable any additional information or documentation that may be requested by

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any Governmental Authority in respect of such registrations, declarations and filings or such transactions; and (v) permit Buyer and Sellers to review any communication given by it to, and consult with each other in advance, and consider in good faith the reasonable comments of Buyer or Sellers, as applicable, in connection with, any filing, notice, application, submission, communication, meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person. No Party shall independently participate in any meeting or communication with any Governmental Authority in respect of any such filings, investigation or other inquiry relating to any Antitrust Law without giving the other Parties sufficient prior Notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such substantive meeting or communication. Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a Party will be provided to the other Parties on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other Party. Materials provided to any other Party or its counsel may be redacted to remove references (A) concerning the valuation of the Company Group Entities, (B) as necessary to comply with contractual arrangements, (C) as necessary to address reasonable attorney-client privilege or confidentiality concerns, or (D) other competitively sensitive material.
(d)    Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Buyer shall, and shall cause its Affiliates to, use its reasonable best efforts to (i) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, or (ii) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, make unlawful, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the Longstop Date (or the Extended Longstop Date, as applicable)), including (A) proposing, negotiating, committing to, agreeing to and effecting, by consent decree, hold separate orders or otherwise, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Buyer, its Affiliates or the Company Group Entities, or any interest therein, (B) otherwise taking or committing or agreeing to restrictions or actions that after the Closing Date would limit Buyer’s, its Affiliates’ or the Company Group Entities’, freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Buyer, its Affiliates or the Company Group Entities, or any interest therein, (C) otherwise agreeing to any other structural or conduct remedy with respect to Buyer, its Affiliates or the Company Group Entities, or any interest therein, or (D) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Buyer, its Affiliates or the Company Group Entities, or any interest therein (any such actions

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above in this Section 6.6(d), a “Regulatory Remedy”). Nothing in this Section 6.6(d) shall require the Company Group Entities to effectuate or agree to effectuate any Regulatory Remedy. Nothing in this Section 6.6(d) shall require Buyer or its Affiliates to effectuate or agree to effectuate any Regulatory Remedy that would give rise to a material adverse effect on the business, assets, liabilities, financial condition or results of operation of the Buyer and its Affiliates, considered as a whole, or the Company Group Entities, considered as a whole.
(e)    In furtherance and not in limitation of the foregoing, Buyer shall, and shall cause its Affiliates to, and Sellers and the Company Group Entities shall cooperate with Buyer to, contest, resist, and defend, at Buyer’s cost and expense, any administrative or judicial action or proceeding instituted (or threatened to be instituted) by a Governmental Authority or private party challenging this Agreement or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, and to have vacated, modified, suspended, eliminated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prevents, restrains, enjoins, prohibits, makes unlawful, restricts or delays consummation of the transactions contemplated by this Agreement.
(f)    Buyer will be solely responsible for and pay all filing fees payable to Governmental Authorities under any Antitrust Law.
(g)    From the date hereof until the Closing Date, except with Sellers’ prior written consent, Buyer shall not, and shall cause its Affiliates not to, take any action, including entering into any transaction, or omit to take any action, that could reasonably be expected to prevent the expiration or termination of any waiting periods (including any extensions thereof) or any consent, approval or clearance with respect to the transactions contemplated by this Agreement, or the consummation of the transaction contemplated by this Agreement.
Section 6.7    Directors and Officers.
(a)    For six (6) years from and after the Closing, Buyer shall, and shall cause the Company (the “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and exculpate and release from any liability to Buyer, its Affiliates or the Company Group Entities) any Persons who at any time prior to or at the Closing are or were officers or directors (or their equivalent) of any of the Company Group Entities (each, a “D&O Indemnified Person”) against all D&O Expenses and all losses, liabilities and damages (“D&O Losses”) in respect of any threatened, pending or completed Litigation, whether criminal, civil, administrative or investigative, (x) based on or arising out of or relating to the fact that such Person is or was an officer or director of the Company Group Entities and (y) arising out of or relating to acts or omissions occurring or existing at or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”), and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party is otherwise entitled to assume the defense of such claim and has assumed such defense), in each case of clauses (i) and (ii), to the extent such rights to indemnification and advancement of expenses are provided in the organizational

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documents of the applicable Company Group Entity or any indemnification agreement between such D&O Indemnified Person and the applicable Company Group Entity, in each case, as in effect on the date hereof and as of the Closing (each, an “Indemnification Agreement”); provided, however, that, to the extent required by applicable Law that cannot be waived, the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances to the extent it is ultimately and finally determined by a court of competent jurisdiction that such Person is not entitled to indemnification. Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claims shall be subject to the terms of the applicable Indemnification Agreement. For the purposes of this Section 6.7, “D&O Expenses” shall include reasonable and documented attorneys’ fees, expert fees, arbitrator and mediator fees, and all other reasonable and documented costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude any D&O Losses.
(b)    Buyer shall cause the Company as of the Closing to obtain and fully pay for, at Buyer’s expense, a “tail” insurance policy, with a claims period of six (6) years from and after the Closing, from an insurance carrier with the same or better credit ratings as the carrier of the Company’s officers’ and directors’ liability insurance and fiduciary liability insurance (the “Existing D&O Policy”) (such “tail” insurance policy, “D&O Insurance”) for the Persons who are covered by the Existing D&O Policy, with terms, conditions, retentions and levels of coverage at least as favorable in the aggregate as the Existing D&O Policy with respect to matters arising out of or relating to acts or omissions occurring or existing at or prior to the Closing (including in connection with this Agreement and the transactions contemplated hereby), and Buyer shall cause the Company to maintain such D&O Insurance in full force and effect for its full term. If the Company for any reason fails to obtain D&O Insurance as of the Closing, Buyer shall cause the Company to continue to maintain in effect the Existing D&O Policy, at no expense to the beneficiaries, for a period of six (6) years from and after the Closing, for the persons who are covered by the Existing D&O Policy, with terms, conditions, retentions and levels of coverage at least as favorable in the aggregate as the Existing D&O Policy, or, if such insurance is unavailable, the Company shall, and Buyer shall cause the Company to, purchase the best available coverage for such six-year period from an insurance carrier with the same or better credit rating as the carrier of the Existing D&O Policy with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Existing D&O Policy.
(c)    In the event that Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person (including by liquidation, dissolution, assignment for the benefit of creditors or similar action), then, and in each such case, Buyer or the Company, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.7.

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(d)    Notwithstanding anything in this Agreement to the contrary, the rights and benefits of the D&O Indemnified Persons under this Section 6.7 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 6.7, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise.
Section 6.8    No Solicitation.
(a)    From the date hereof until the earlier of the valid termination of this Agreement and the Closing, each of the Sellers and the Company shall not, and shall cause each of its Affiliates and Representatives not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving an Acquisition Proposal, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, employees, properties or assets of any Company Group Entity in connection with an Acquisition Proposal or (iv) otherwise consent to, or cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
(b)    From the date hereof until the earlier of the valid termination of this Agreement and the Closing, Sellers and the Company shall notify Buyer orally and in writing promptly (but, in any event, within forty-eight (48) hours) after receipt by the Company or any of its Representatives of any Acquisition Proposal from any Person, other than Buyer, or any request for non-public information relating to any Company Group Entity or for access to the properties, books or records of any Company Group Entity by any Person, other than Buyer, its Affiliates or its Representatives. Any such notice of an Acquisition Proposal shall include the material terms thereof.
(c)    Each of the Sellers and the Company shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer, its Affiliates or its Representatives) conducted heretofore with respect to any Acquisition Proposal. From the date hereof until the earlier of the valid termination of this Agreement and the Closing, no Seller or Company Group Entity shall release any third party from the confidentiality and standstill provisions of any agreement to which such Seller or Company Group Entity is a party.
Section 6.9    Employees and Employee Benefit Plan.
(a)    Buyer agrees that, during the period commencing at the Closing and ending on the first anniversary of the Closing (or such longer period as required under applicable Laws), the employees of the Company Group Entities, including employees not actively at work due to

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injury, maternity, disability, or other leave of absence, who continue to be employed by Buyer or any of its Affiliates following the Closing (the “Continuing Employees”) will continue while so employed to be provided with retirement, welfare and other fringe and employee benefits (other than defined benefit or similar pension benefits, retiree welfare benefits, equity or equity-based incentive benefits (including phantom arrangements), or severance benefits) under employee benefit plans and a base salary or wage rate and target incentive cash compensation opportunity, collectively, that are no less favorable in the aggregate to those currently provided by the Company Group Entities to such employees. Buyer shall cause any such employee benefit plans in which the Continuing Employees are eligible to participate in pursuant to the preceding sentence to take into account for purposes of eligibility, vesting and benefit accrual thereunder, except to the extent it would result in a duplication of benefits, service credited to such Continuing Employees as if such service were with Buyer, to the same extent such service was credited under a comparable plan of the Company Group Entities.
(b)    Buyer agrees that, during the period commencing at the Closing and ending on the first anniversary of the Closing (or such longer period as required under applicable Law), Buyer shall not, nor shall it permit the Company Group Entities to, reduce the base salary rate or the target incentive cash opportunities, as in effect immediately prior to the Closing of any Continuing Employees.
(c)    Without limiting the application of Section 6.9(a), Buyer shall take commercially reasonable efforts to (i) waive any limitation on health coverage due to pre-existing conditions under the applicable group health plan of Buyer; and (ii) credit each Continuing Employee with all deductible and other out-of-pocket payments paid by such Continuing Employee under the Company Group Entities Benefit Plans that provide health benefits prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any Continuing Employee has satisfied his or her deductible and out-of-pocket maximum for such year under such Company Group Entities Benefit Plans or other applicable health plan of Buyer.
(d)    Notwithstanding the general provisions of Section 6.9(a), until at least one (1)  year following the Closing Date, Buyer shall, and shall cause its Affiliates to, provide each Continuing Employee with severance benefits in the event of a termination by the Buyer or its Affiliates without cause, subject to such Continuing Employee’s execution of a general release of claims, that are no less favorable than (i) those that would have been provided to such employee under the severance plan or program applicable to such employee immediately prior to the Closing Date, to the extent such plans or programs (other than those required by applicable Law) are disclosed to Buyer prior to the Closing Date and set forth on Section 6.9(d) of the Disclosure Schedule; or (ii) those that may be provided to a similarly situated employee under the terms of a severance plan of Buyer, whichever is more favorable to such Continuing Employee. For purposes of calculating each of the above severance amounts, the Continuing Employee shall be deemed to have years of service commencing with his or her original hire date with the Company Group Entities and ending on his or her date of termination of employment with Buyer or the Company Group Entities.

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(e)    Buyer shall recognize and honor any earned and unused paid time off and/or vacation time as of the Closing Date for the benefit of the Continuing Employees.
(f)    The provisions of this Section 6.9 are solely for the benefit of the respective Parties to this Agreement and nothing in this Section 6.9, express or implied, shall confer upon any current or former employee, director, consultant, independent contractor or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Buyer or any of its Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.9, express or implied, shall be (i) construed to create any third-party beneficiary rights in any Person, (ii) an amendment or deemed amendment of any plan providing benefits to any employee, or (iii) construed to interfere with the right of Buyer or its Affiliates to manage the performance of, discipline, or terminate the employment or other service relationship of any of employee, director, consultant, independent contractor or other service provider at any time, with or without cause, or restrict any such entity in the exercise of their independent.
Section 6.10    280G. As expeditiously as possible following the date hereof, the Company Group Entities will provide to Buyer calculations (and all relevant backup materials) with respect to the amount of payments and benefits which have been, will or may be received in connection with the transactions contemplated by this Agreement (or which may be deemed under the applicable regulations to have been received in connection with such transactions) and which could constitute “parachute payments” subject to the restriction on deductions imposed under Section 280G of the Code and the Treasury Regulations promulgated thereunder, which calculations shall be subject to Buyer’s approval. Prior to the Closing, the Company Group Entities shall use commercially reasonable efforts to obtain, prior to the initiation of the stockholder approval procedure described below in this Section 6.10, from each Person to whom any payment or benefit will or could be made that could constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder (“Section 280G Payments”), a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment subject to the deduction restrictions imposed by Section 280G of the Code, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the stockholders of the Company Group Entities in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promogulated thereunder. Prior to the Closing, the Company Group Entities shall use its commercially reasonable efforts to obtain the approval by such number of stockholders of the Company Group Entities in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, of the right of each Person described in this Section 6.10 who has executed the waiver described therein to receive or retain, as applicable, such Person’s Waived Benefits. The Company Group Entities shall provide Buyer for its review and approval (which shall not be unreasonably withheld or delayed) advance copies of all documents and communications by which it intends to seek the waiver and

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approvals described in this Section 6.10 and shall promptly provide Buyer with copies of any executed waivers and evidence of the stockholder approval contemplated by this Section 6.10.
Section 6.11    Section 401(k) Plans. Unless otherwise directed in writing by Buyer no later than thirty days after the date of this Agreement (and in any event no later than ten (10) days prior to the Closing Date), the Company Group Entities shall take commercially reasonable efforts to terminate, effective as of no later than the day immediately preceding the Closing Date, any and all Company Group Entities Benefit Plans that are tax-qualified plans under Section 401(a) of the Code with a cash or deferred arrangement under Section 401(k) of the Code (“Section 401(k) Plans”) or to terminate their participation in any and all Section 401(k) Plans. If the Section 401(k) Plans are, or the Company Group Entities’ participation in the Section 401(k) Plans is, terminated in accordance with the preceding sentence, Buyer shall receive from the Company Group Entities, not later than two (2) Business Days prior to the Closing Date and contingent upon the Closing, evidence that the Section 401(k) Plans will be so terminated pursuant to resolutions of the board of directors of any such applicable Company Group Entity and such other instruments (the form and substance of such resolutions and instruments shall be subject to review and approval of Buyer, which shall not be unreasonably withheld, conditioned or delayed), effective as of no later than the day immediately preceding the Closing Date. In the event that distribution or rollover of assets from the trust or custodial account of a Section 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company Group Entities or plan sponsor, then the Company Group Entities shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer prior to the Closing Date. For the avoidance of doubt, if, having undertaken commercially reasonable efforts, the Company Group Entities are unable to terminate their participation in the TriNet 401(k) Plan no later than the day immediately preceding the Closing Date, the Company Group Entities shall be relieved of their obligations under this Section 6.11 to terminate the Section 401(k) Plans or their participation in any and all Section 401(k) Plans. If the Section 401(k) Plans are, or the Company Group Entities’ participation in the Section 401(k) Plans is, terminated in accordance with this Section 6.11, as soon as reasonably practicable following the Closing, the Continuing Employees shall be eligible to participate in a Code Section 401(k) plan sponsored by Buyer or one of its Subsidiaries (the “Buyer 401(k) Plan”) and the Company Group Entities and Buyer shall take all commercially reasonable efforts to permit the Continuing Employees to make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the Section 401(k) Plans in the form of cash and notes (in the case of loans), in an amount equal to the full account balance distributed to such employee from the Section 401(k) Plans.
Section 6.12    Termination of Shareholders Agreement and Registration Rights Agreement. Sellers and the Company, as applicable, shall terminate immediately prior to the Closing, the Shareholders Agreement and Registration Rights Agreement and, upon such termination, neither Sellers nor any of their controlled Affiliates, on the one hand, nor any Company Group Entity, on the other hand, shall be bound thereby or have any further liability thereunder to the other party.

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Section 6.13    Termination of Intercompany Contracts. Except as set forth in Section 6.11 of the Disclosure Schedule, Sellers shall cause all Intercompany Contracts to be terminated immediately prior to the Closing, and, prior to the Closing, all liabilities thereunder to be settled or satisfied, in Sellers’ sole and absolute discretion, by repayment, capital contribution, distribution, offset, or any combination of the foregoing, and, after the Closing, neither Sellers nor any of their controlled Affiliates, on the one hand, nor any of the Company Group Entities, on the other hand, shall be bound thereby or have any further liability, including liability with respect to Taxes and Tax withholding, thereunder to the other party with respect to periods prior to the Closing.
Section 6.14    Termination of Lien. At or prior to the Closing, Sellers and the Company shall use commercially reasonable efforts to deliver to Buyer evidence reasonably satisfactory to Buyer of the termination and release of the Lien recorded in the name of Neoris USA, Inc., for the benefit of Wells Fargo Bank, National Association, in connection with that certain Receivables Purchase Agreement, by and between Neoris USA, Inc. and Wells Fargo Bank, National Association, dated as of April 28, 2015.
Section 6.15    Further Assurances. Following the Closing, Sellers, the Company and Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be reasonably necessary or appropriate to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1    Conditions to Obligations of Each Party. The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction (or, to the extent permissible under applicable Law, written waiver by Buyer, the Company and Sellers) at or prior to Closing of the following conditions:
(a)    Law or Governmental Orders. No Governmental Authority of competent jurisdiction shall have enacted or promulgated any Law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction or other Order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the transactions contemplated hereby that remains in effect.
(b)    Consents. Each Consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period (and any extensions thereof) imposed under, any Antitrust Laws in the jurisdictions identified on Section 6.6(b) of the Disclosure Schedule shall have been obtained, shall have been received or deemed to have been received or shall have terminated or expired, as the case may be.
Section 7.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction (or, to the

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extent permissible under applicable Law, written waiver by Buyer), at or prior to the Closing, of the following additional conditions:
(a)    Representations and Warranties. (i) The Fundamental Representations shall be true and correct in all respects (except for de minimis errors) as of the Closing Date with the same effect as though made on such date (except for such Fundamental Representations that are made as of a specific date, which shall speak only as of such date), and (ii) the representations and warranties of Sellers contained in Article III and the representations and warranties of the Company contained in Article IV (in each case, other than the Fundamental Representations) shall be true and correct as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Covenants. Each Seller and each of the Company Group Entities shall have performed and complied in all material respects with all agreements, covenants and conditions required hereby to be performed or complied with by them prior to or on the Closing Date.
(c)    Certificates. The Company, on behalf of itself and the other Company Group Entities, shall have delivered to Buyer a certificate, dated as of the Closing Date, in the form attached hereto as Exhibit E-1, and signed by a duly authorized officer of the Company, certifying that (A) the conditions set forth in Section 7.2(a) and Section 7.2(b) (with respect to itself and the other Company Group Entities) have been satisfied, (B) attached copies of the Company’s organizational documents, and stating that such organizational documents have not been amended, modified, revoked or rescinded, (C) an attached copy of the resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded, and (D) an extract from the Dutch Chamber of Commerce confirming registration of the Company as of a date not more than ten (10) Business Days prior to the Closing Date (the “Company’s Officer Certificate”). Each of the Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, in the form attached hereto as Exhibit E-2, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) (with respect to such Seller) have been satisfied (the “Seller’s Certificate”).
(d)    Closing Deliverables. Each Seller and the Company shall have delivered, or caused to be delivered, all items set forth in Section 2.3 to be delivered by such Party, other than the closing deliverables provided for in Section 2.3(a)(iv), Section 2.3(b)(i)(B) and Section 2.3(b)(ii) (provided, that the immediately foregoing exception shall not apply to the extent such closing deliverables are required under applicable Law to consummate the transactions contemplated by the Transaction Documents).
Section 7.3    Conditions to Obligations of Sellers and the Company. The respective obligations of Sellers and the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction (or, to the extent permissible under applicable Law, written

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waiver by Sellers and/or the Company, as applicable), at or prior to the Closing, of the following additional conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Buyer contained in Section 5.1 (Authorization; Binding Effect), Section 5.2 (Corporate Status) and Section 5.6 (Brokers and Finders) shall be true and correct in all respects (except for de minimis errors) as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), and (ii) the other representations and warranties of Buyer contained in Article V shall be true and correct as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)    Covenants. Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required hereby to be performed or complied with by it prior to or at the Closing.
(c)    Certificate. Buyer shall have delivered to Sellers and the Company a certificate, dated as of the Closing Date, in the form attached hereto as Exhibit E-3, and signed by a duly authorized officer of Buyer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) with respect to Buyer have been satisfied (the “Buyer’s Officer Certificate”).
(d)    Closing Deliverables. Buyer shall have delivered, or caused to be delivered, all items set forth in Section 2.4.
Section 7.4    Frustrations of Closing Conditions. None of the Company, Sellers or Buyer may rely on the failure of any conditions set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the written agreement of Buyer and Sellers;
(b)    by Buyer, with Notice to Sellers, or Sellers, with Notice to Buyer, at any time after 5:00 p.m., New York City time, on March 28, 2025 (the “Longstop Date”), if the transactions contemplated hereby shall not have been consummated pursuant hereto by the Longstop Date (provided, however, that if on the Longstop Date all of the conditions set forth in Sections 7.1, 7.2 and 7.3 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, are capable of being so satisfied if the Closing would have occurred) or duly waived other than the condition set forth in Section 7.1(b), then Sellers’

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Representative or the Buyer may extend the Longstop Date for a period of 105 days (as so extended, the “Extended Longstop Date”) by delivery of written notice of such extension to the other Party prior to the Longstop Date), unless the failure to consummate the transactions contemplated hereby shall be due to the failure of the terminating Party to materially perform or materially comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such terminating Party prior to Closing; provided that neither Sellers nor Buyer shall have the right to terminate this Agreement pursuant to this Section 8.1(b) in the event the other Party is seeking, through Litigation, to specifically enforce this Agreement in compliance with Section 11.16 while such Litigation is still pending or prior to any ruling in such Litigation being fully complied with;
(c)    by Sellers, with Notice to Buyer, or Buyer, with Notice to Sellers, if any Governmental Authority shall have issued an Order (which Order the Parties shall attempt to lift in compliance with their respective obligations set forth in Section 6.6), in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such Order shall have become final and non-appealable, unless the issuance or failure to lift such Order shall be due to the failure of the terminating Party to materially perform or materially comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such terminating Party prior to Closing;
(d)    by Sellers, with Notice to Buyer, if (i) Buyer does not effect the Closing within five (5) Business Days after Notice by Sellers to Buyer that the conditions set forth in Article VII have been satisfied or waived (other than those conditions that are by their nature to be satisfied by actions taken at the Closing); and (ii) at the time of such Notice and at the time of such termination pursuant to this Section 8.1(d), the conditions set forth in Article VII shall have been and remain satisfied or waived (other than those conditions that are by their nature to be satisfied by actions taken at the Closing);
(e)    by Buyer (if Buyer is not in material breach of any of its respective representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 7.3 would not be satisfied), with Notice to Sellers, if there has been a violation or breach by any Seller or the Company of any covenant, representation or warranty contained in this Agreement that would cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and such violation or breach (if capable of being cured) is not cured by such Seller or the Company within the earlier of (i) fifteen (15) days of the Notice thereof by Buyer and (ii) five (5) Business Days prior to the Longstop Date (or the Extended Longstop Date, as applicable), and such violation or breach has not been waived by Buyer; or
(f)    by Sellers (if neither a Seller nor the Company is in material breach of any of their respective representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 7.2 would not be satisfied), with Notice to Buyer, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that would cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and such violation or breach (if capable of

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being cured) is not cured by Buyer within the earlier of (i) fifteen (15) days of Notice thereof by Sellers and (ii) five (5) Business Days prior to the Longstop Date (or the Extended Longstop Date, as applicable), and such violation or breach has not been waived by Sellers.
Section 8.2    Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability or obligation to any Person in respect hereof or of the transactions contemplated hereby on the part of any Party hereto or any of its Affiliates or Representatives, except as specified in Section 6.3, this Section 8.2, Section 11.1, Section 11.2, Section 11.5, Section 11.9, Section 11.11, Section 11.13, Section 11.14, Section 11.15, and Section 11.16, and except for any liability resulting from such Party’s Willful Breach of this Agreement prior to termination. For the avoidance of doubt, nothing in this Section 8.2 shall limit any Party’s rights under Section 11.16 to specifically enforce this Agreement prior to Closing in lieu of terminating this Agreement.
ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS
Section 9.1    No Survival.
(a)    The representations, warranties and covenants of the Parties contained in this Agreement or in any certificate or other instrument delivered pursuant hereto or in connection herewith shall terminate effective as of the Closing and shall not survive the Closing and there shall be no liability in respect thereof (whether based on a breach of contract claim or otherwise), whether such liability has accrued prior to, at or after the Closing, on the part of any Party, its Affiliates, and their respective Representatives; provided, however, that any covenant set forth in this Agreement which by its terms is required to be performed after the Closing shall survive the Closing until the date on which the performance is completed (after which such covenant shall terminate). The foregoing notwithstanding, nothing in this Section 9.1(a) shall limit or restrict the ability or right of any Party to pursue a claim in respect of Fraud; provided, further, that any Seller or any of the Company Group Entities who did not commit such Fraud shall not have liability to Buyer, any insurer, or any other Person with respect to such Fraud in connection with any Transaction Document, the Rep and Warranty Insurance Policy, or otherwise.
(b)    Buyer further acknowledges and agrees that, from and after the Closing, Buyer shall have no right to seek any remedy for any breach of any covenant by any Seller, any of the Company Group Entities or any of their respective Affiliates or Representatives that expressly contemplates performance prior to the Closing and that the sole and exclusive remedy of Buyer arising from any breach by any Seller, the Company Group Entities or any of their respective Affiliates or Representatives of any covenant or agreement that expressly contemplates performance after the Closing shall be to seek specific performance in accordance with Section 11.14 and Section 11.16 during the applicable survival period.

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ARTICLE X
TAX MATTERS
Section 10.1    Transfer Taxes. Buyer shall be responsible for (and, after the Closing Date, indemnify, defend, and hold harmless Sellers, the Company Group Entities and their Affiliates from) the payment of one-half of all direct and indirect transfer, conveyance, documentary, recording, valued added, goods and services, sales, use, stamp, registration, financial transaction tax or other similar Taxes resulting from the transactions contemplated by this Agreement (“Transfer Taxes”), without duplication and Sellers (in proportion to their respective Seller Percentages) shall be responsible for (and, after the Closing Date, indemnify, defend, and hold harmless Buyer and its Affiliates from) the payment of one-half of all such Transfer Taxes, unless otherwise treated as Final Indebtedness. The Party responsible under applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Sellers and Buyer shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate in good faith to minimize, to the extent reasonable and in accordance with applicable Law, the amount of any such Transfer Taxes.
Section 10.2    Tax Withholding. All payments to be made under this Agreement shall be made without any withholding or deduction for or on account of any present or future Taxes imposed by any Governmental Authority, unless such withholding or deduction is compelled by applicable Law. In the event Buyer determines that any portion of any payments made to any of Sellers under this Agreement would be subject to withholding under applicable Law, Buyer shall notify such Seller of such determination no less than five (5) Business Days prior to making any withholding or deduction and shall reasonably cooperate with such Seller to mitigate the imposition of any such withholding or deduction to the extent permitted under applicable Law. To the extent that amounts are so withheld or deducted and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 10.3    Straddle Periods. For purposes of this Agreement, including determining Tax liabilities and assets in the calculation of Working Capital and Indebtedness (which shall be calculated, to the extent permitted under applicable Law, at a “more likely than not” or higher level of comfort, in accordance with past practices of the Company Group Entities), the portion of any Tax with respect to any Straddle Period that is allocable to the Pre-Closing Tax Period shall (a) in the case of ad valorem or property Taxes, be deemed equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period, and (b) in the case of all other Taxes, be deemed equal to the amount determined based on an interim closing of the books as of the end of the Closing Date.
Section 10.4    Tax Elections. Notwithstanding anything to the contrary in this Agreement, Sellers and Buyer shall, and shall cause their Affiliates to, reasonably cooperate and take all commercially reasonable actions required to elect (or cause an election to be made) under

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Section 1.245A-5(e)(3) of the Treasury Regulations to close the taxable year as of the Closing Date for any Company Group Entity that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code. Notwithstanding anything to the contrary in this Agreement, at Buyer’s request, the Sellers shall, and shall cause their respective Affiliates to, reasonably cooperate with Buyer and take all commercially reasonable actions required to make (or cause to be made) an election under Section 338(g) of the Code and any corresponding or similar elections under state, local or foreign Law with respect to any Company Group Entity.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Fees and Expenses. Except as otherwise provided herein, each of Sellers and the Company, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, and auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith. Any fees of the Notary charged in connection with the execution of the Notarial Deed of Transfer shall be paid by Buyer.
Section 11.2    Notices.
(a)    Any notice, request for consent, response or other communication in connection with this Agreement (each, a “Notice”) shall be in writing and:
(i)    written in English; and
(ii)    delivered by hand, by e-mail or by courier using an internationally recognized courier company.
(b)    A Notice to Sellers’ Representative shall be sent to the following address, or such other address as Sellers’ Representative may notify to the other Parties from time to time:
Advent International, L.P.
800 Boylston Street, Boston, MA 02199
Attention: Legal Notices
Email: legalnotices@adventinternational.com
with a copy (which shall not constitute Notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY, USA 10017
Attention: S. Todd Crider and Juan M. Naveira
E-mail: tcrider@stblaw.com and jnaveira@stblaw.com
(c)    A Notice to Sellers or, prior to Closing, the Company Group Entities, shall be sent to the following address, or such other address as Sellers may notify to the other Parties from time to time:

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Advent International, L.P.
800 Boylston Street, Boston, MA 02199
Attention: Legal Notices
Email: legalnotices@adventinternational.com
        CEMEX, S.A.B. de C.V. Avenida Ricardo Margáin Zozaya #325
Colonia Valle del Campestre
San Pedro Garza García, Nuevo León
México 66265
Attention: Jose Antonio Gonzalez Flores and Guillermo F. Hernandez Morales
Email:    jose.gonzalez@cemex.com and guillermof.hernandez@cemex.com with a copy (which shall not constitute Notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY, USA 10017
Attention: S. Todd Crider and Juan M. Naveira
E-mail: tcrider@stblaw.com and jnaveira@stblaw.com
(d)    A Notice to Buyer or, after Closing, the Company Group Entities, shall be sent to the following address, or such other address as Buyer may notify to the other Parties from time to time:
EPAM Systems, Inc.
41 University Drive, Suite 202
Newtown, PA 18940
Attention:    Edward Rockwell, General Counsel
E-mail:        Edward_Rockwell@epam.com
with a copy (which shall not constitute Notice) to:
Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, NY 10019
Attention:    Matthew Gemello and Spencer Cohen
E-mail:        matthew@orrick.com; spencer.cohen@orrick.com
(e)    A Notice shall be effective upon receipt and shall be deemed to have been received:
(i)    at the time of delivery, if delivered by hand, registered post or courier; and
(ii)    at the time it was sent, if delivered by e-mail, so long as the sender of any such e-mail has not received a response from the applicable server indicating a delivery failure or delay; provided that if a Notice would become effective under the above

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provisions after 5:30 p.m., local time of the recipient, on any Business Day, then it shall be deemed instead to become effective at 9:30 a.m., local time of the recipient, on the next Business Day. References in this Section 11.2 to time are to local time at the location of the addressee as set out in the Notice.
(f)    Subject to the foregoing provisions of this Section 11.2, in proving service of a Notice, it shall be sufficient to prove that the envelope containing such Notice was properly addressed and delivered by hand or courier to the relevant address pursuant to the above provisions.
Section 11.3    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), together with the Transaction Documents and the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties and their respective Affiliates and Representatives with respect to the subject matter hereof and thereof.
Section 11.4    Schedules. The disclosure of any matter in a particular Section of the Disclosure Schedule shall be deemed to be disclosed with respect to (i) the representations and warranties of Sellers or the Company that are contained in the corresponding Section of this Agreement, and (ii) any other representations and warranties of Sellers or the Company contained in this Agreement, but only if the relevance of that reference as a disclosure for purposes of such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, but shall expressly not be deemed to constitute an admission by the Company or Sellers, or to otherwise imply, that any such matter is material for the purposes of this Agreement. The disclosure of any matter in the Disclosure Schedule is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by Sellers or the Company Group Entities not expressly set forth in this Agreement, nor to be treated as adding to or extending the scope of any of Sellers’ or the Company’s representations and warranties in this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any section of the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material, and no Party shall use the fact that such amount, item or matter has been set forth in any section of the Disclosure Schedule in any dispute or controversy between the Parties as to whether any amount, item or matter not described herein or included in any Schedule is or is not material or is or is not in the Ordinary Course of Business, in each case for purposes of this Agreement.
Section 11.5    Confidentiality. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate. From and after the Closing, the Parties and their respective Affiliates shall keep confidential and not disclose to any Person the existence and the provisions of this Agreement; provided that nothing herein shall prohibit disclosure or use of any non-public information if and to the extent: (i) the disclosure is expressly permitted under this Agreement; (ii) the disclosure or use is required by judicial or administrative process or by other requirements of applicable Law or the rules of any Governmental Authority or is requested by a

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Governmental Authority having regulatory oversight over such Person (including, for the avoidance of doubt, as a result of a regulatory audit or requests or requirements from a bank examiner, regulatory authority or self-regulatory authority in the Ordinary Course of a broad based examination or inspection not specific to the transactions contemplated by this Agreement); (iii) the disclosure or use is required or is deemed reasonably necessary for the purpose of any potential or actual judicial or arbitration Litigation, including any such Litigation arising out of this Agreement; (iv) the disclosure is made to any direct or indirect lender, financing source, insurer, limited partners or existing or prospective investors (subject to customary confidentiality obligations); (v) such information is or becomes publicly available (other than by breach of this Agreement or any other obligation of confidence by the Party seeking to disclose such information); or (vi) the other Party has given prior written approval to the disclosure or use. If this Agreement is terminated in accordance with its terms prior to the Closing, the Confidentiality Agreement shall remain in full force and effect with the confidentiality and other provisions thereof continuing to apply for an additional term through the second anniversary of such termination.
Section 11.6    Amendment; Waivers. No amendment, modification or discharge of this Agreement and no waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at Law or in equity.
Section 11.7    Sellers’ Representative
(a)    Sellers’ Representative is hereby designated, appointed, authorized and empowered by each Seller to act as the representative, agent, proxy and attorney-in-fact for and on behalf of each of the Sellers with respect to all matters relating to the rights of the Sellers arising, directly or indirectly, from or taken, directly or indirectly, in connection with Section 2.7, Section 6.2, Section 6.4, and Section 8.1(b) of this Agreement, and Sellers’ Representative hereby accepts such appointment.
(b)    Sellers’ Representative shall have the power and authority to, on behalf of each of the Sellers, give and receive certificates, notices and other communications relating to Section 2.7, Section 6.2, Section 6.4, and Section 8.1(b) of this Agreement and others that may be required thereunder, including but not limited to communications and notifications of such section of this Agreement.
Section 11.8    Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such

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circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the Parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent possible.
Section 11.9    Counterparts. This Agreement may be executed in several counterparts (including by “.pdf,” “DocuSign” or other electronic signature), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
Section 11.10    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.
Section 11.11    Assignment. This Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of Buyer and Sellers.
Section 11.12    No Third-Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the Parties hereto and their respective successors and permitted assigns except that (i) Section 6.7 shall be for the benefit of, and enforceable by, the D&O Indemnified Persons, (ii) Section 11.18(c) shall be for the benefit of, and enforceable by, any Seller Released Parties, (iii) Section 11.18(d) shall be for the benefit of, and enforceable by, any Buyer Released Parties and (iv) Prior Company Group Entities Counsel shall be express third-party beneficiary of, and shall be entitled to rely upon and enforce, Section 11.19.
Section 11.13    Construction; Cooperation. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.
Section 11.14    Governing Law. This Agreement and the Parties’ rights, obligations, and claims stemming from or related to it shall be governed in all respects by the Laws of the State of Delaware, without giving effect to the conflict of Laws rules thereof to the extent such rules would require or permit the application of the Laws of another jurisdiction.
Section 11.15    Consent to Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any claim or cause of action of any kind arising out of or relating to this Agreement, any certificate, instrument, opinion or other documents delivered hereunder, or the negotiation, execution or performance hereof or

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thereof (including any claim or cause of action of any kind based upon, arising out of or related to any representation or warranty made in or in connection herewith or therewith), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such claim or cause of action of any kind shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any claim or cause of action of any kind arising out of or relating to this Agreement, any certificate, instrument, opinion or other documents delivered hereunder, or the negotiation, execution or performance hereof or thereof (including any claim or cause of action of any kind based upon, arising out of or related to any representation or warranty made in or in connection herewith or therewith) in the Delaware Court of Chancery, any Federal court of the United States of America sitting in the State of Delaware, or in any Delaware State court, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such claim or cause of action of any kind in any such court and (iv) agrees that a final judgment in any such claim or cause of action of any kind shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 11.2 above shall be effective service of process for any claim or cause of action of any kind brought in any such court.
Section 11.16    Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF, RELATED TO, IN CONNECTION WITH OR BASED UPON THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.17    Specific Performance.
(a)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such failure to perform or any such breach. Therefore, it is accordingly agreed that, in addition to any other remedy at Law or in equity, in the event of any breach or threatened breach by the Company and Sellers, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company and Sellers, on the one hand, and Buyer, on the other hand, shall be entitled to an injunction or injunctions to

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prevent or restrain any breach or threatened breach of this Agreement by any other Party and to enforce specifically the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other Party, in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, the other state or federal courts in the State of Delaware). Any Party seeking an injunction, a decree or order of specific performance or other equitable remedy shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to and not in substitution for any other remedy to which such Party is entitled at Law or in equity. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that: (i) the other Party has an adequate remedy at Law; or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or in equity.
(b)    The Company and Sellers, on the one hand, and Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by (i) the Company and Sellers or (ii) Buyer, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Sellers, as applicable, under this Agreement. The Parties further acknowledge and agree that (1) by seeking the remedies provided for in this Section 11.17, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a Party under this Agreement or the Confidentiality Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.17 are not available or otherwise are not granted, and (2) nothing set forth in this Section 11.17 shall require any Party hereto to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 11.17 prior or as a condition to exercising any termination right under Article VIII (and pursuing monetary damages after such termination (subject to the terms of this Agreement)), nor shall the commencement of any Litigation pursuant to this Section 11.17 or anything set forth in this Section 11.17 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement or the Confidentiality Agreement that may be available then or thereafter.
Section 11.18    Waivers and Release.
(a)    EACH OF SELLERS, THE COMPANY AND BUYER EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
(b)    EACH OF SELLERS, THE COMPANY AND BUYER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

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OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.18.
(c)    Effective as of the Closing, except for any rights or obligations under this Agreement or any other Transaction Document against Sellers and except for Fraud, Buyer, on its behalf and on behalf of the Company, its Affiliates and each of its current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Sellers, Sellers’ Affiliates, and their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns, in each case solely in their capacity as such (collectively, the “Seller Released Parties”), of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in Law or in equity which the Buyer Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Seller Released Parties occurring or arising on or prior to the Closing Date in connection with the transactions contemplated by this Agreement (other than, for the avoidance of doubt, the CEMEX MSA). This Section 11.18(c) shall survive the Closing, is intended for the benefit of and may be enforced directly by each of the Seller Released Parties, and shall be binding on all successors and permitted assigns of Buyer.
(d)    Effective as of the Closing, except for any rights or obligations under this Agreement or any other Transaction Document against Buyer and the Company and except for Fraud, each Seller, on its behalf and on behalf of its Affiliates and each of their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer, Buyer’s Affiliates, and their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns, in each case solely in their capacity as such (collectively, the “Buyer Released Parties”), of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in Law or in equity which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Buyer Released Parties occurring or arising on or prior to the Closing Date in connection with the transactions contemplated by this Agreement (other than, for the avoidance of doubt, the CEMEX MSA). This Section 11.18(d) shall survive the Closing, is intended for the benefit of and may be enforced directly by each of the Buyer Released Parties, and shall be binding on all successors and permitted assigns of each Seller.

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Section 11.19    Legal Representation. Buyer hereby waives and agrees to not assert, and agrees to cause the Company Group Entities to waive and not assert, any actual or potential conflict of interest arising out of or relating to the representation, after the Closing Date, of Sellers or the Company Group Entities in any dispute with Buyer, the Company Group Entities or their Affiliates or any other matter involving the transactions contemplated hereby (each, a “Post-Closing Representation”) by Simpson Thacher & Bartlett LLP or any other internal or external legal counsel currently representing the Company Group Entities or its Affiliates (each, a “Prior Company Group Entities Counsel”) in connection with the transactions contemplated hereby (“Pre-Closing Representation”). Buyer further waives and agrees to not assert, and agrees to cause the Company Group Entities and its Affiliates to waive and not assert, in connection with any Post-Closing Representation, any attorney-client privilege with respect to any communication between any Prior Company Group Entities Counsel and Sellers, the Company Group Entities, their Affiliates and/or any director, officer, employee, manager or representative of the Company Group Entities or its Affiliates that relates to the Pre-Closing Representation (it being the intention of the Parties that all rights to such attorney-client privilege, including the right to control such attorney-client privilege, shall be held by Sellers). Recognizing that Prior Company Group Entities Counsel has acted as legal counsel to the Company Group Entities, certain of the direct and indirect holders of the equity interests in the Company Group Entities and certain of their respective Affiliates prior to the date hereof, and that Prior Company Group Entities Counsel intends to act as legal counsel to Sellers and certain of the direct and indirect holders of equity interests in the Company Group Entities and their respective Affiliates (which will no longer include the Company Group Entities) after the Closing, Buyer and the Company Group Entities hereby waive, on their own behalf and agree to cause their Affiliates to waive, any conflicts that may arise in connection with Prior Company Group Entities Counsel representing Sellers or any direct or indirect holders of the equity interests in the Company Group Entities or their Affiliates after the Closing as such representation may relate to Buyer, the Company Group Entities, its Affiliates or the transactions contemplated hereby. In addition, all communications between direct and indirect holders of the equity interests in the Company Group Entities, the Company Group Entities and their respective Affiliates, on the one hand, and Prior Company Group Entities Counsel, on the other hand, related to the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of equity interests in the Company Group Entities and their respective Affiliates (and not the Company Group Entities) (the “Sellers Pre-Closing Communications”). Accordingly, the Company Group Entities shall have no access to any such Sellers Pre-Closing Communications or to the files of Prior Company Group Entities Counsel relating to such engagement from and after the Closing, and all books, records and other materials of the Company Group Entities in any medium (including electronic copies) containing or reflecting any of the Sellers Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby assigned and transferred to Sellers effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement and shall be distributed to Sellers immediately prior to the Closing with no copies thereof retained by the Company Group Entities, Buyer or any of their respective Affiliates or Representatives. From and after the Closing, Buyer and the Company Group Entities shall maintain the confidentiality of all such material and information. From and after the Closing,

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none of Buyer, the Company Group Entities, Affiliates and Representatives shall access or in any way, directly or indirectly, use or rely upon any such materials or information. To the extent that any such materials or information are not delivered to Sellers, they will be held for the benefit of Sellers, and Buyer, the Company Group Entities, Affiliates and Representatives shall deliver all such material and information to Sellers promptly upon discovery thereof, without retaining copies thereof. Without limiting the generality of the foregoing, from and after the Closing, (i) the direct and indirect holders of the equity interests in the Company Group Entities and their respective Affiliates (and not the Company Group Entities) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Company Group Entities shall be a holder thereof, (ii) to the extent that files of Prior Company Group Entities Counsel in respect of such engagement constitute property of the client, only the direct and indirect holders of the equity interests in the Company Group Entities and their respective Affiliates (and not the Company Group Entities) shall hold such property rights, and (iii) Prior Company Group Entities Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company Group Entities by reason of any attorney-client relationship between Prior Company Group Entities Counsel and the Company Group Entities. Each of Buyer and the Company Group Entities hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 11.19, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 11.19 is for the benefit of Sellers and each Prior Company Group Entities Counsel, and each Prior Company Group Entities Counsel are intended third-party beneficiaries of this Section 11.19. This Section 11.19 shall be irrevocable, and no term of this Section 11.19 may be amended, waived or modified without the prior written consent of Sellers’ and the Prior Company Group Entities Counsel affected thereby. Notwithstanding the foregoing, (i) nothing contained herein shall be deemed to be a waiver by Buyer, any Company Group Entity or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any Protected Materials to any third party (other than to a Seller or any Affiliates Controlled by or under common Control with such Seller) and (ii) if a dispute arises between Buyer or a Company Group Entity and a third party (other than a Seller or any of its Affiliates) after the Closing, then such Company Group Entity, to the extent applicable, may assert the attorney-client privilege to prevent disclosure of the Protected Materials to such third party. The covenants and obligations set forth in this Section 11.19 shall survive for ten (10) years following the Closing Date.
Section 11.20    No Recourse. Except as set forth in the Confidentiality Agreement, this Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the entities that are expressly named as Parties (each, a “Contracting Party”) and then only with respect to the specific obligations set forth herein with respect to such Party, and no past, present or future incorporator, manager, partner, Affiliate, or other Representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns (collectively, “Nonparty Affiliates”), shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated

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hereby. Without limiting the foregoing, to the maximum extent permitted by Law, (i) with respect to disputes under or arising out of this Agreement, each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement. Each of the Nonparty Affiliates is an intended third party beneficiary of this Section 11.20.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

EPAM SYSTEMS, INC.

By: /s/ Arkadiy Dobkin
Name: Arkadiy Dobkin
Title: Chief Executive Officer

[Signature Page – Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

MA MONREDO (NETHERLANDS) B.V.,
as a Seller and in its capacity as Sellers’ Representative

By: /s/ Leonard Kruimer
Name: Mr. Leonard Kruimer
Title: Director

[Signature Page – Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

CXNETWORKS N.V.

By: /s/ Luis Hernández Echávez
Name: Luis Hernández Echávez
Title: Attorney-in-fact

[Signature Page – Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

NEORIS N.V.

By: /s/ Roelof Prins
Name: R.O. Prins
Title: Director
[Signature Page – Stock Purchase Agreement]